SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

      Filed by the registrant

      Filed by a party other than the registrant

      Check the appropriate box:

       Preliminary proxy statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

       Definitive proxy statement

       Definitive additional materials

       Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

A. M. Castle & Co.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

       No fee required.

       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

       Fee paid previously with preliminary materials.

       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

March 20, 2009

Dear Stockholder of
A. M. Castle & Co.:

You are cordially invited to attend A. M. Castle & Co.’s (“Castle”) 2009 annual meeting of stockholders, which will be held on Thursday, April 23, 2009, beginning at 10:00 a.m., Central Daylight Time, at our offices at 3400 North Wolf Road, Franklin Park, Illinois 60131.

At the annual meeting, our senior executives will report to you on Castle’s 2008 results, current business conditions and recent developments at Castle. Our senior executives and Board members will be present to answer your questions concerning Castle.

The formal notice of the annual meeting and proxy statement follow.

Whether or not you plan to attend the annual meeting, please ensure that your shares are represented by giving us your proxy. You can do this by signing, dating and returning the enclosed proxy or by contacting us by telephone as to how you would like to vote.

Sincerely,

John McCartney
Chairman of the Board

A. M. CASTLE & CO.
3400 North Wolf Road
Franklin Park, IL 60131

A. M. CASTLE & CO.
3400 North Wolf Road
Franklin Park, IL 60131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
APRIL 23, 2009

NOTICE IS HEREBY GIVEN that the 2009 annual meeting of stockholders (the “Annual Meeting”) of A. M. Castle & Co., a Maryland corporation (“Castle” or the “Company”), will be held at the Company’s principal executive offices at 3400 North Wolf Road, Franklin Park, Illinois 60131 on Thursday, April 23, 2009, at 10:00 a.m., Central Daylight Time, for the purposes of considering and voting upon the following:

1. Elect the directors named in the attached proxy statement to the Company’s board of directors to hold office until the 2010 annual meeting of stockholders and until their successors are elected and qualified;

2. Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009;

3. Approve the material terms of the performance measurements set forth in the Company’s 2008 Restricted Stock, Stock Option and Equity Compensation Plan (the “Plan”); and

4. Conduct any other business that may properly come before the Annual Meeting and any adjournments thereof.

The Board of Directors (the “Board”) of the Company has fixed the close of business on March 2, 2009, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A copy of our Annual Report to stockholders for the year ended December 31, 2008, a proxy statement and proxy card accompany this notice.

Whether or not you plan to attend the Annual Meeting, we hope you will vote on the matters to be considered. You may vote by telephone, written proxy or written ballot at the meeting. We encourage you to sign, date and return the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States, or instruct us by telephone as to how you would like to vote. Instructions for voting are contained on the enclosed proxy card. If for any reason you should decide to revoke your proxy, you may do so at any time prior to its exercise at the Annual Meeting.

BY ORDER OF THE BOARD,

Robert J. Perna
Vice President,
General Counsel and Secretary

Franklin Park, IL
March 20, 2009

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 23, 2009:
The Proxy Statement and Annual Report to Stockholders
are available at http://www.amcastle.com/investors/default.aspx

GENERAL INFORMATION	1
Solicitation Costs	1
Voting Securities	1
Revocability of Proxy	2
Householding of Proxy Materials	2
PROPOSAL 1 — ELECTION OF DIRECTORS	3
CERTAIN GOVERNANCE MATTERS	5
Board Meetings	5
Committees	5
Code of Ethics	6
Corporate Governance Guidelines	6
Director Nomination by Stockholders	6
Director Independence; Financial Experts	6
Director Attendance at Annual Meeting	7
Communication with Directors	7
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF AUDITOR	7
Audit and Non-Audit Fees	8
Pre-Approval Policy for Audit and Non-Audit Services	8
Report of the Audit Committee	8
PROPOSAL 3 — APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE MEASUREMENTS SET FORTH IN OUR 2008 RESTRICTED STOCK, STOCK OPTION AND EQUITY COMPENSATION PLAN	9
Administration	10
Awards Under the Plan	10
Modification of Benefits	11
Other Features of the Plan	12
Material Federal Income Tax Consequences	13
STOCK OWNERSHIP OF NOMINEES, MANAGEMENT AND PRINCIPAL STOCKHOLDERS	14
Stock Ownership of Nominees and Management	14
Principal Stockholders	15
RELATED PARTY TRANSACTIONS	16
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	16
NON-EMPLOYEE DIRECTOR COMPENSATION	17
COMPENSATION DISCUSSION & ANALYSIS	18
Introduction	18
Oversight of the Executive Compensation Program	19
Executive Compensation Objectives	19
Executive Compensation Process	21
Components of the 2008 Executive Compensation Program	22
Additional Executive Compensation Policies	28
Tax and Accounting Implications of Executive Compensation	29
REPORT OF THE HUMAN RESOURCES COMMITTEE	30
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	30
EXECUTIVE COMPENSATION AND OTHER INFORMATION	30
Summary Compensation Table	30

i

ii

A. M. CASTLE & CO.
3400 North Wolf Road
Franklin Park, IL 60131

PROXY STATEMENT FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors (“Board”) of A. M. Castle & Co. (“Castle” or the “Company”) is soliciting the enclosed proxy for use at our 2009 Annual Meeting of stockholders and any adjournment thereof (the “Annual Meeting”). As of the close of business on March 2, 2009, the record date established for determining the stockholders entitled to notice of and to vote at the Annual Meeting, there were 22,678,592 outstanding shares of the Company’s common stock. Each share of common stock outstanding on the record date is entitled to one vote on all matters submitted at the Annual Meeting.

We are first mailing this proxy statement and the enclosed proxy card to stockholders on or about March 20, 2009.

Solicitation Costs

All of the expenses involved in preparing, assembling and mailing this proxy statement and the material enclosed herewith will be paid by the Company, including, upon request, expenses incurred in forwarding proxies and proxy statements to beneficial owners of stock held in the name of another. Officers, directors and employees of the Company may solicit proxies from certain stockholders; however, no additional compensation will be paid to those individuals for these activities.

Voting Securities

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Shares that are present and entitled to vote on any of the proposals to be considered at the Annual Meeting will be considered to be present at the Annual Meeting for purposes of establishing the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will also be considered as present for purposes of determining the presence or absence of a quorum at the Annual Meeting. If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (“NYSE”) rules, your broker may vote shares held in street name on certain “routine” matters. NYSE rules consider the election of directors, the ratification of the selection of independent auditors and the approval of the performance measures under the Plan to be routine matters. As a result, your broker is permitted to vote your shares on those matters at its discretion without instruction from you. When a proposal is not a routine matter, and the beneficial owner of the shares has not provided voting instructions to the brokerage firm with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

Directors are elected by a plurality of the votes cast. For purposes of election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. If any nominee for director fails to receive the affirmative vote of a plurality of the shares at the Annual Meeting, the majority of the directors then in office will be entitled under our Articles of Incorporation and Bylaws to fill the resulting vacancy in the Board. Each director chosen in this manner will hold office for a term expiring at our next annual meeting of stockholders.

The ratification of the selection of independent auditors and the approval of the material terms of the performance measures under the Plan requires the affirmative vote of a majority of the votes cast. For purposes of the vote on ratification of the selection of independent auditors and the approval of the material terms of the performance measures, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

All shares entitled to vote and represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given therein. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters to the same extent as the person signing the proxy would be entitled to vote. It is not currently anticipated that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing with the Company’s Corporate Secretary, at or before taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares. A proxy may also be revoked by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to A. M. Castle & Co., 3400 N. Wolf Road, Franklin Park, Illinois 60131, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, at or before the taking of the vote at the Annual Meeting.

Householding of Proxy Materials

The U.S. Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to: Corporate Secretary, A. M. Castle & Co., 3400 North Wolf Road, Franklin Park, Illinois 60131. Stockholders who currently receive multiple copies of their proxy statement at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL 1 — ELECTION OF DIRECTORS

Eleven directors, constituting the entire Board, will be elected at the Annual Meeting. All directors are elected for a term of one year, until the 2010 annual meeting of stockholders, and until their successors are elected and qualified. If any of the nominees unexpectedly becomes unavailable for election, proxy holders may vote for a substitute nominee designated by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting. The following information is given for individuals who have been recommended for election by the Board. Set forth is the name of each nominee, the year in which each nominee first became a director of the Company, the nominee’s age and any committee of the Board on which each nominee serves.

The Board recommends a vote “FOR” the nominees presented in Proposal 1

Brian P. Anderson	Director since 2005	Age 58

Former Executive Vice President/CFO of OfficeMax, Incorporated, a distributor of business to business and retail office products, from November 2004 to January 2005. Prior to assuming this position in 2004, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International, a medical products and services company, from 1998 to 2004. Mr. Anderson is also a director of W.W. Grainger, Inc., Pulte Homes Inc. and James Hardie Limited.

Chairman of the Audit Committee and member of the Governance Committee.

Thomas A. Donahoe	Director since 2005	Age 73

Retired from the Vice Chairmanship of Price Waterhouse LLP, an accounting and consulting services business, in 1996.

Member of the Audit Committee.

Ann M. Drake	Director since 2007	Age 61

Chief Executive Officer of DSC Logistics, Inc., a privately owned logistics and supply chain management company, since 1994.

Member of the Human Resources Committee.

Michael H. Goldberg	Director since 2006	Age 55

President and Chief Executive Officer of the Company since 2006. Prior to joining the Company he was Executive Vice President of Integris Metals Corp., an aluminum and stainless steel metal service center, from 2001 to January 2005. From 1998 to 2001, Mr. Goldberg was Executive Vice President of North American Metals Distribution Group, a division of Rio Algom Ltd.

William K. Hall	Director since 1984	Age 65

Chairman and Chief Executive Officer of Procyon Technologies, Inc., a privately held holding company which focuses on the acquisition and growth of suppliers to the global aerospace and defense industry. Dr. Hall served as Chairman of that company from 2004 to 2008, and Chairman and Chief Executive Officer from 2000 to 2004. He was an executive consultant from 1999 to 2000 and, from 1996 until his retirement in 1999, Chairman and Chief Executive Officer of Falcon Building Products, Inc., a diversified manufacturer of building products. Dr. Hall is also a director of Actuant Corporation, W.W. Grainger, Inc. and Stericycle, Inc.

Chairman of the Human Resources Committee and member of the Governance Committee.

Robert S. Hamada	Director since 1984	Age 71

Edward Eagle Brown Distinguished Service Professor Emeritus of Finance, University of Chicago Graduate School of Business since 2003. Dr. Hamada was Dean of the University of Chicago Graduate School of Business from 1993 to 2001. He is also a director of the National Bureau of Economic Research and Federal Signal Corporation.

Member of the Human Resources Committee.

Patrick J. Herbert, III	Director since 1996	Age 59

General Partner of W. B. & Co. and President of Simpson Estates, Inc., a private asset management firm, since 1992. He is also a director of Verado Energy, Inc., Tempel Holdings, Inc. and Tempel Steel Co.

Member of the Human Resources Committee.

Terrence J. Keating	Director since 2007	Age 59

Mr. Keating has been on the board of Accuride Corporation, a manufacturer of steel and forged aluminum wheels for vehicles, from 2005 to January 2009. He was Chairman and Chief Executive Officer from January 2007 to October 2007 and from 2002 to 2006 he was the Chief Executive Officer. Mr. Keating is also a director of Dana Corporation, the Heavy Duty Manufacturer’s Association and St. Mary’s Medical Center.

Member of the Audit Committee.

Pamela Forbes Lieberman	Director since 2007	Age 55

Interim Chief Operating Officer of Entertainment Resource, Inc., a video distributor, from March 2006 to August 2006. Ms. Lieberman was Director, President, and Chief Executive Officer of TruServ Corporation (now known as True Value Company), a wholesaler of hardware and related merchandise, from 2001 to 2004. Ms. Lieberman is also a director of Standard Motor Products, Inc. and VWR International, LLC. She also serves on the advisory board of WHI Capital Partners, a private equity firm.

Member of the Audit Committee.

John McCartney	Director since 1998	Age 56

Chairman of the Board of the Company since 2007. Chairman of the Board of Westcon Group, Inc., a network equipment distribution company, from 2001 to March 2009. Mr. McCartney was Vice Chairman of Datatec, Limited, a technology holding company, from 1998 to 2004. From 1997 to 1998, Mr. McCartney was President of the Client Access business unit of 3Com Corporation, a computer networking company. Mr. McCartney is also a director of Huron Consulting Group Inc., Federal Signal Corporation and Datatec, Limited.

Member of the Governance Committee.

Michael Simpson	Director since 1972	Age 70

Retired Chairman of the Board of the Company. Mr. Simpson was elected Vice President of the Company in 1977 and Chairman of the Board in 1979. Mr. Simpson retired as an officer of the Company in 2001 and stepped down as Chairman of the Board in 2004.

Chairman of the Governance Committee.

CERTAIN GOVERNANCE MATTERS

Board Meetings

During 2008, the Board held seven meetings. The Board’s non-management directors also met in regularly scheduled executive sessions to evaluate the performance of the Chief Executive Officer and to discuss other corporate matters. Mr. McCartney, the Chairman of the Board, presides as the chair at meetings or executive sessions of non-management directors. Also, there were five meetings of the Audit Committee, four meetings of the Governance Committee and seven meetings of the Human Resources Committee during 2008. All of the directors attended 75% or more of all the meetings of the Board and the committees on which he or she served.

Committees

The Board has three standing committees: the Audit Committee, the Governance Committee, and the Human Resources Committee.

The Audit Committee is charged with the engagement of the Company’s independent auditors, and reviewing the results of internal audits and the audit report of the independent auditors. The Audit Committee meets on a regular basis with management and the independent auditors to review and discuss financial matters. Further, the Audit Committee is empowered to make independent investigations and inquiries into financial reporting, financial controls, or other financial matters of the Company as it deems necessary. A copy of the Audit Committee charter can be found on the Corporate Governance section of the Company’s website at http://www.amcastle.com/investors/investors_governance.aspx. The Audit Committee’s report to stockholders is provided below under “Report of the Audit Committee”.

The Governance Committee is charged with assisting the Board by reviewing the size, composition, and organizational structure of the Board, identifying potential director candidates and developing and evaluating governance policies. The Governance Committee’s charter can be found on the Corporate Governance section of the Company’s website at http://www.amcastle.com/investors/investors_governance.aspx.

The Human Resources Committee is charged with approving the compensation of the Company’s executive officers, reviewing succession plans for key employee positions, reviewing reports to stockholders on executive compensation and reviewing and recommending the Chief Executive Officer’s compensation for approval by the Board. The Human Resources Committee also approves incentive and equity-based compensation plans and reviews the Company’s retirement plans with regard to objectives, competitiveness, and investment policies. The Human Resources Committee reviews and recommends changes to the Board regarding director compensation. A copy of the Human Resources Committee charter can be found on the Corporate Governance section of the Company’s at website http://www.amcastle.com/investors/investors_governance.aspx. The Human Resources Committee’s report to stockholders is provided below under “Report of the Human Resources Committee”.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all officers and directors. A copy of the Code of Ethics can be found on the Corporate Governance section of the Company’s website at
http://www.amcastle.com/investors/investors_governance.aspx. Every director and officer is required to read and follow the Code. Any waiver of the Code for executive officers or directors of the Company requires the approval of the Audit Committee and must be promptly disclosed to the Company’s stockholders. We intend to disclose through a filing with the SEC on Form 8-K any amendment to, or waiver from, the Code that is required to be publicly disclosed under the rules of the SEC.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines which include director nomination criteria. A copy of the Corporate Governance Guidelines can be found on the Corporate Governance section of the Company’s website at http://www.amcastle.com/investors/investors_governance.aspx.

Director Nomination by Stockholders

Any stockholder who wishes to recommend individuals for nomination to the Board may do so in accordance with our Bylaws that require advance notice to the Company and certain other information. If you are interested in recommending a director candidate, you should request a copy of the Bylaw provisions by writing to our Corporate Secretary at 3400 North Wolf Road, Franklin Park, Illinois 60131.

The Governance Committee identifies nominees for directors from various sources, including suggestions from Board members and management, and in the past has used third party consultants to assist in identifying and evaluating potential nominees. The Governance Committee will consider persons recommended by the stockholders in the same manner as a committee-recommended nominee.

Director Independence; Financial Experts

The Board has affirmatively determined that each of Messrs. Anderson, Donahoe, Hall, Hamada, Herbert, Keating, McCartney, Simpson, and Ms. Drake and Ms. Lieberman (i) is “independent” within the definitions contained in the current NYSE listing standards and the standards set by the Board in the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current SEC rules. Furthermore, the Board has determined that all members of our Audit Committee meet the financial literacy requirements of the NYSE and qualify as “audit committee financial experts” as defined by the SEC.

Director Attendance at Annual Meeting

We typically schedule our April board meeting in conjunction with the annual meeting of stockholders and expect that our directors will attend, absent a valid reason. All of our directors attended our 2008 annual meeting of stockholders.

Communication with Directors

Stockholders and others who are interested in communicating directly with our Chairman, any individual director or our Board as a group may do so by writing to the directors at the following address:

A. M. Castle & Co.
Board Communication
3400 N. Wolf Road
Franklin Park, Illinois 60131
Attn: Corporate Secretary

All written communications are received and processed by the Company prior to being forwarded to the Chairman of the Board or other appropriate members of the Board. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

In addition, the Audit Committee has established both a telephonic voice call in and electronic communication method on an independent website (http://www.mysafeworkplace.com) entitled “MySafeWorkplace” which also can be accessed from the Company’s website. The system provides for electronic communication, either anonymously or identified, for employees, vendors and other interested parties to communicate concerns, including concerns with respect to our accounting, internal controls or financial reporting, to the Audit Committee. Concerns may be reported via telephone at 1-800- 461-9330 or via the link to MySafeWorkplace which can be found on the Corporate Governance section of the Company’s website at http://www.amcastle.com/investors/investors_governance.aspx.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITOR

Deloitte & Touche LLP (“Deloitte”), which has been the Company’s auditors since 2002, has been appointed by the Audit Committee as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 (“Fiscal 2009”). This appointment is being presented to the stockholders for ratification. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the appointment of Deloitte as auditors for Fiscal 2009 is not approved by the stockholders, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during Fiscal 2009 if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative from Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so. The representative will also be available to respond to appropriate questions.

The Board recommends a vote “FOR” Proposal 2.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed by Deloitte for professional services incurred for the years ended December 31, 2008 and 2007, on our behalf:

Fee Category	2008	2007

Audit Fees	$1,780,500	$1,504,000
Audit-Related Fees	—	121,250
Tax Fees	94,000	16,000

Total Fees	$1,874,500	$1,641,250

A description of the type of services provided in each category is as follows:

Audit Fees.  Consists of fees billed for professional services rendered for the audits of the Company’s annual financial statements and internal controls over financial reporting, review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and other services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consists of fees billed for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax Fees.  Consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance with the preparation of various tax returns.

Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services to be provided by the Company’s independent auditor. Also, specific pre-approval by the Audit Committee is required for any proposed services exceeding pre-approved cost levels. The Audit Committee may delegate pre-approval authority for audit and non-audit services to one or more of its members, and such authority has been delegated to the Chairman of the Audit Committee. The decisions of any member to whom such authority is delegated are reported to the full Audit Committee at its next scheduled meeting. The Audit Committee periodically reviews reports summarizing all services provided by the independent auditor. In 2008, the Audit Committee pre- approved all audit and non-audit services provided to the Company in accordance with the Audit Committee pre-approval policy.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities. The Board has determined that each of the members of the Audit Committee is “independent”, as that term is defined in the independence requirements for audit committee members contained in the applicable rules of the SEC and the listing standards of the NYSE. The Audit Committee acts under a charter that was last amended by the Board in March 2009 and can be found on the Corporate Governance section of the Company’s website at
http://www.amcastle.com/investors/investors_governance.aspx.

Management is responsible for the Company’s internal controls and the financial reporting process. Deloitte, an independent registered public accounting firm and the Company’s independent auditor, was responsible for performing an independent audit of the Company’s most recent consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) the fairness of the presentation of the Company’s consolidated financial statements for the year ended December 31, 2008 in conformity with U.S. GAAP, in all material respects and (ii) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, based on the framework of The Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee’s responsibility is to monitor and oversee these processes.

In performing these responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements and the effectiveness of internal control over financial reporting with management and Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Deloitte also provided to the Audit Committee the letter and written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the matter of the firm’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.

Audit Committee

Brian P. Anderson, Chairman
Thomas A. Donahoe
Terrence J. Keating
Pamela Forbes Lieberman

PROPOSAL 3 — APPROVAL OF THE MATERIAL TERMS OF
THE PERFORMANCE MEASUREMENTS SET FORTH IN OUR 2008
RESTRICTED STOCK, STOCK OPTION AND EQUITY COMPENSATION PLAN

On April 24, 2008, the stockholders of the Company approved our 2008 Restricted Stock, Stock Option and Equity Compensation Plan (the “Plan”), including the performance measurements set forth therein. The Board amended the Plan effective March 5, 2009 to add additional performance measurements.

In accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, we are now requesting stockholder approval of the material terms of the performance measurements set forth in the Plan. Specifically, approval of the material terms of the performance measurements and goals under the Plan is required under Section 162(m) of the Code to preserve the Company’s deduction for compensation relating to certain awards granted under the Plan to certain executive officers. The Board believes that approval of the Plan is necessary to meet the Company’s objectives of attracting, motivating and retaining employees, directors and consultants. The performance measurements were approved by the stockholders when the Plan was originally adopted on April 24, 2008 and were amended by the Board on March 5, 2009 to include share price (including total shareholder return, relative total shareholder return and other measures of shareholder value creation) among the performance measurements. The material terms that must be approved include the objectives under which the equity performance awards will be determined.

Below is a summary of the principle features of the Plan which is qualified in its entirety by reference to the complete text of the Plan, which is attached to this proxy statement as Appendix A.

If this proposal is not approved, equity performance awards granted under the Plan will not qualify for the performance-based exemption from Code Section 162(m) and, therefore, may not be tax deductible by the Company.

The Board Recommends a Vote “For” Proposal 3.

The Plan is intended to attract, motivate and retain key executive, managerial, supervisory and professional employees of the Company and its subsidiaries and to attract director candidates. The Plan is intended to further align the participants’ interests with those of our stockholders and to provide them incentive compensation opportunities which are competitive with other companies.

The Plan provides for the granting of awards to directors and to such key executive, managerial, supervisory and professional employees of the Company and its subsidiaries as the Human Resources Committee of the Board (the “Committee”) may select from time to time. Awards under the Plan may be made in the form of (1) incentive stock options, (2) non-qualified stock options, (3) restricted stock and (4) equity compensation performance grants. Currently, approximately 125 employees and 10 non-employee directors are eligible to participate in the Plan.

An aggregate of 2,000,000 shares of the Company’s common stock were originally reserved for issuance under the Plan subject to adjustment as described below. As of March 2, 2009, 1,936,467 shares of common stock remain available for issuance under the Plan. Shares available for issuance under the Plan are authorized and unissued shares or treasury shares (including, at the discretion of the Board, shares purchased in the open market). Shares subject to an award that expires, terminates, is forfeited or canceled or is settled in cash will be available for other awards under the Plan. In the event of any change in the outstanding shares by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination or exchange of shares or other similar change, the Committee will equitably adjust the aggregate number of shares available under the Plan and the terms (including the exercise price of an option) and number of shares of any outstanding awards.

Administration

The Committee administers the Plan. The Committee selects the employees to whom awards will be granted from among those eligible and, subject to the terms and conditions of the Plan, determines the type, size and terms and conditions applicable to each award. The Committee is also authorized, among other things, to construe, interpret and implement the provisions of the Plan. Any awards recommended by the Committee for the Chief Executive Officer or any director will be subject to the approval of the Board.

Awards Under the Plan

Stock Options

The Committee shall establish the option exercise price of a stock option awarded under the Plan at the time of the grant. The exercise price may not be less than one hundred percent of the average fair market value of a share of Castle’s common stock for the ten days preceding the date on which the option is granted (one hundred ten percent of fair market value in the case of an incentive stock option granted to a ten percent or greater stockholder). Options will be exercisable not earlier than one year from the date of grant and will expire not later than ten years from the date of grant (five years in the case of an incentive stock option granted to a ten percent or greater stockholder). Options will otherwise become exercisable at the times and in the installments determined by the Committee.

Payment of the exercise price must be made in full at the time of exercise, in cash and/or in shares of the Company’s common stock having a fair market value on the date of exercise equal to the option exercise price. In addition, the Committee may permit a participant to exercise through loans from a brokerage firm, subject to certain conditions.

Incentive Stock Options and Non-Qualified Stock Options will expire on the earliest of (i) ten years after the date of award (five years with respect to a participant who at the time of the award is a ten percent or greater shareholder of the Company), (ii) the date the participant’s continuous employment with the Company terminates (except in the case of retirement under the Company’s retirement plan or disability, in which case the option shall expire on the third anniversary of the date of such retirement or disability), and (iii) such other date as may be established by the Committee at the time of the award. With respect to Non-Qualified Stock Options granted to a director, the option would also expire on the date the director resigns from the Board (or if the director retires at retirement age or becomes disabled, the third anniversary of the director’s retirement or disability).

Restricted Stock

The Committee may grant to participants shares of the Company’s common stock in such amounts and subject to such terms and conditions (including forfeiture of shares if the participant does not complete a required period of employment) not inconsistent with the Plan as the Committee may determine in its sole discretion. Except for a prohibition on transferring shares of restricted stock for a period determined by the Committee (but not less than one year) and the risk of forfeiture upon termination of employment before the restricted period ends, a participant who receives a restricted stock award will have all of the rights of a stockholder, including the right to vote and, except as otherwise provided by the Committee, receive any dividends.

Equity Performance Awards

The Plan provides for the Committee and the Board to structure a performance share award (an “Award”) as performance-based compensation such that the Award will not be paid unless designated performance measures are satisfied. The performance period for Awards may not be less than three years, subject to acceleration upon a change of control. The Committee may designate performance measures from among the following: sales, earnings, earnings per share, pre-tax earnings, share price (including total shareholder return, relative total shareholder return and other measures of shareholder value creation), return on equity, return on investments, and asset management, and may include or exclude specified items of an unusual, non-recurring or extraordinary nature including, without limitation, changes in accounting methods, changes in inventory methods, changes in corporate taxation, unusual accounting gains and losses, changes in financial accounting standards or other extraordinary events causing dilution or diminution in the Company’s earnings. Performance objectives need not be the same for all participants, and may be established for the Company as a whole or for its various groups, divisions, subsidiaries and affiliates. If the applicable performance objective is achieved, a participant will receive an amount equal to the then market value of one share of the Company’s common stock multiplied by the number of performance shares held. Payment may be made in shares of common stock and cash or any combination, as determined by the Committee. The Committee, at the time of establishing performance objectives, may establish a minimum performance target and provide for reduced payment if the performance objective is not achieved but the minimum performance target is met. Performance shares may also be in the form of SARs (Stock Appreciation Rights) or some other equity based measure.

Modification of Benefits

The Committee may grant benefits on terms and conditions different than those specified in the Plan to comply with the laws and regulations of Federal or State agencies or jurisdictions, or to make the benefits more effective under such laws and regulations. The Committee may permit or require a participant to have amounts or shares of our common stock that otherwise would be paid or delivered to the participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the participant by the Committee on the Company’s books of account in compliance with all existing laws and regulations. Neither the Board nor the Committee may cancel any outstanding stock option for the purpose of reissuing the option to the participant at a lower exercise price, or to reduce the option price of an outstanding option, in each case without obtaining prior stockholder approval.

If there is any change in the Company’s common stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the total number of shares authorized and available for benefits will be equitably adjusted. In such event, shares subject to outstanding benefits, and the price of each of the foregoing, as applicable, will be equitably adjusted by the Committee in its discretion.

If a stock option granted under the Plan expires or is terminated, surrendered or canceled without having been fully exercised or if restricted stock, restricted stock units, performance shares or SARs granted under the Plan are forfeited or terminated without the issuance of all the shares subject thereto, the shares covered by such benefits will again be available for use under the Plan. Shares covered by a benefit granted under the Plan would not be counted as used unless and until they are actually issued and delivered to a participant. Any shares of common stock covered by a SAR will be counted as used only to the extent shares are actually issued to the participant upon exercise of the SAR. The number of shares that are transferred to the Company by a participant to pay the exercise or purchase price of a benefit will be subtracted from the number of shares issued with respect to such benefit for the purpose of counting shares used. Shares withheld to pay withholding taxes in connection with the exercise or payment of a benefit will not be counted as used. Shares covered by a benefit granted under the Plan that are settled in cash will not be counted as used.

Other Features of the Plan

The Committee may provide that, in the event of a change in control, any or all options then outstanding will become fully exercisable as of the date of the change in control and that all restricted stock awards will become fully vested as of the date of the change in control.

No Award under the Plan or rights or interests therein may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of except by will or the laws of descent and distribution.

The Plan will remain in effect until April 23, 2018, or until terminated by the Board, if earlier, or until all Awards granted under the Plan are either satisfied by the issuance of shares of stock or the payment of cash, or terminated pursuant to the terms of the Plan or under the Award agreement. The Board may at any time terminate, suspend or amend the Plan, except that stockholder approval must be obtained to increase the total number of shares subject to the Plan or to materially amend the Plan. No such action may, without the consent of a participant, adversely affect the participant’s rights under any outstanding Award.

In accordance with SEC rules, the following table lists all restricted stock granted to the individuals and groups noted below in the last fiscal year. The restricted stock awards listed below for the named executive officers and directors include the restricted stock listed in the director and executive compensation tables beginning on pages 17 and 30, respectively, of this Proxy Statement and are not additional awards. As of March 2, 2009, the closing price of the Company stock on the NYSE was $6.36 per share.

Person or Groups of Persons	Restricted Stock (#)

Michael H. Goldberg, President and Chief Executive Officer	0
Scott F. Stephens, Vice President, Chief Financial Officer and Treasurer	7,100
Lawrence A. Boik, Former Chief Financial Officer	0
Stephen V. Hooks, Executive Vice President and President, Castle Metals	0
Curtis Samford, Vice President and President, Castle Metals Oil and Gas	0
Blain Tiffany, Vice President and President, Castle Metals Aerospace	21,881
All current executive officers as a group	41,652
All current directors who are not executive officers as a group	21,680
Each nominee for election as a director
Brian P. Anderson	2,168
Thomas A. Donahoe	2,168
Ann M. Drake	2,168
Michael H. Goldberg	0
William K. Hall	2,168
Robert S. Hamada	2,168
Patrick J. Herbert III	2,168
Terrence J. Keating	2,168
Pamela Forbes Lieberman	2,168
John McCartney	2,168
Michael Simpson	2,168
All employees, including all current officers who are not executive officers, as a group	0

Material Federal Income Tax Consequences

The following discussion is a brief summary of the principal U.S. Federal income tax consequences under current Federal income tax laws relating to awards under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Non-Qualified Stock Options and Directors Options

An optionee will not recognize taxable income upon the grant of a non-qualified stock option under the Plan. The Company will not be entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of the common stock on the exercise date over the option exercise price will be taxable as compensation income to the employee/optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at that time in the amount of that compensation income. The optionee’s tax basis for the common stock received pursuant to the exercise of a non-qualified stock option will equal the sum of the compensation income recognized and the exercise price.

The optionee will remit to the Company sufficient funds to satisfy federal tax withholding requirement at the time of exercise. The recipient, after exercising the option, will also realize long term capital gains or ordinary income upon the sale of the stock, depending upon the length of time the recipient retained ownership. All dividends commencing after the exercise of the option will be ordinary income to the recipient.

Incentive Stock Options

An optionee will not recognize taxable income at the time of grant or upon timely exercise of an incentive stock option and the Company will not be entitled to a tax deduction with respect to that grant or exercise. Exercise of an incentive stock option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and tax deduction to the Company, if the incentive stock option is not exercised on a timely basis (generally, while the optionee is employed by the Company or within 90 days after termination of employment) or if the optionee subsequently engages in a “disqualifying disposition,” as described below.

A sale or exchange by an optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to that optionee and more than two years after the date of grant of the incentive stock option will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If that sale or exchange takes place within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the optionee, that sale or exchange will generally constitute a “disqualifying disposition” of those shares that will have the following results: any excess of (1) the lesser of (a) the fair market value of the shares at the time of exercise of the incentive stock option and (b) the amount realized on the disqualifying disposition of the shares over (2) the option exercise price for those shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and the Company will be entitled to a tax deduction in the amount of that income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

Restricted Stock

A grantee will not recognize any income upon the grant of restricted stock if that stock is subject to a substantial risk of forfeiture on the date of grant, unless the holder elects under Section 83(b) of the Internal Revenue Code, within 30 days of the grant, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the Section 83(b) election is made, the grantee will not be allowed a deduction in the event that the shares are subsequently forfeited. If the election is not made, the grantee will generally recognize ordinary income on the date that the restricted stock is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares on that date, less any amount paid for the shares. At the time the grantee recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

Generally upon a sale or other disposition of restricted stock with respect to which the grantee has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the grantee will recognize capital gain or loss in an amount equal to the difference between the amount on that sale or other disposition and the grantee’s basis in those shares.

Equity Performance Awards

A grantee will not recognize any income upon the grant of performance stock or other equity denominated award if it is subject to a substantial risk of forfeiture on the date of grant, unless the grantee elects under Section 83(b) of the Internal Revenue Code, within 30 days of the grant, to recognize ordinary income in an amount equal to the fair market value of the equity performance award at the time of receipt, less any amount paid for the shares. If the Section 83(b) election is made, the grantee will not be allowed a deduction in the event that the awarded shares are subsequently forfeited. If the election is not made, the grantee will generally recognize ordinary income on the date that the Award is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the Award on that date less any amount paid. At the time the grantee recognizes ordinary income, the Company generally will be entitled to a deduction in the same among.

STOCK OWNERSHIP OF NOMINEES, MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Stock Ownership of Nominees and Management

The following table sets forth the number of shares and percentage of the Company’s common stock that was owned beneficially as of March 2, 2009, by each nominee for director, each named executive officer set forth in the Summary Compensation Table and by all nominees and executive officers as a group, with each person having sole voting and dispositive power except as indicated:

	Shares of
	Common Stock		Percentage of
Beneficial Owner	Beneficially Owned(1)		Common Stock

Brian P. Anderson	12,887		*
Thomas A. Donahoe	14,013		*
Ann M. Drake	3,614		*
Michael H. Goldberg	98,474		*
William K. Hall	13,190		*
Robert S. Hamada	46,295		*
Patrick J. Herbert, III	5,389,024	(2)	23.8%
Terrence J. Keating	7,526		*
Pamela Forbes Lieberman	3,614		*
John McCartney	51,387		*
Michael Simpson	609,555	(3)	2.7%
Lawrence A. Boik	36,548		*
Stephen V. Hooks	114,352		*
Curtis M. Samford	4,498		*
Scott F. Stephens	7,289		*
Blain A. Tiffany	25,742		*
All directors and executive officers as a group	6,471,120		28.5%

*	Percentage of shares owned equals less than 1%.

(1)	Includes (i) shares issuable upon exercise of stock options that are exercisable on March 2, 2009 or that become exercisable within 60 days after that date and (ii) phantom stock units under the Directors’ Deferred Fee Plan, which are vested but have not yet settled, as follows: Mr. Anderson — 7,500 stock options; Mr. Donahoe — 7,500 stock options; Mr. Goldberg — 20,000 stock options; Dr. Hamada — 31,500 stock options and 5,078 phantom stock units; Mr. Herbert — 31,500 stock options and 20,017 phantom stock units; Mr. Keating — 2,358 phantom stock units; Mr. Hooks — 44,300 stock options; Mr. McCartney — 31,500 stock options; Mr. Simpson — 46,000 stock options; Mr. Tiffany — 3,333 stock options; and all directors and executive officers as a group — 223,133 stock options and 27,453 phantom stock units.

The number of shares owned by each executive officer (and all executive officers as a group) includes the number of shares of Company common stock owned indirectly as of January 31, 2008, by such executive officer in our employee benefit plans, as reported to us by the plan trustee. This column also includes shares of restricted stock that were granted under the Company’s 2004 Restricted Stock, Stock Option and Equity Compensation Plan and 2008 Restricted Stock, Stock Option and Equity Compensation Plan, which have not yet vested.

(2)	Includes 130,686 shares with respect to which Mr. Herbert has sole voting power and 5,258,338 shares with respect to which Mr. Herbert shares voting power. Mr. Herbert has sole dispositive power with respect to 3,564,247 shares and shares dispositive power with respect to 926,330 shares. Mr. Herbert disclaims any beneficial interest with respect to 5,321,516 shares.

(3)	Includes 453,632 shares which Mr. Simpson owns beneficially in four trusts, and his proportionate interest of 20,992 shares held by another trust in which he is one of five beneficiaries.

Principal Stockholders

The only persons who held of record or, to our knowledge, owned beneficially more than 5% of the outstanding shares of our common stock as of March 2, 2009 are set forth below, with each person having sole voting and dispositive power except as indicated.

	Shares of Common
	Stock Beneficially	Percentage of
Name and address of Beneficial Owner	Owned	Common Stock

Patrick J. Herbert, III	5,389,024	23.8%(1)
30 North LaSalle Street, Suite 1232
Chicago, Illinois 60602-2504
W. B. & CO., an Illinois partnership	4,387,476	19.4%(2)
Simpson Estates, Inc.
30 North LaSalle Street, Suite 1232
Chicago, Illinois 60602-2504
Royce & Associates, LLC	2,663,792	11.8%(3)
1414 Avenue of the Americas
New York City, New York 10019
Keeley Asset Management Corp.	1,835,950	8.1%(4)
Keeley Small Cap Value Fund
401 South LaSalle Street
Chicago, Illinois 60605
Barclays Global Investors, NA	1,332,912	5.6%(5)
Barclays Global Fund Advisors
Barclay Global Investors, Ltd.
400 Howard Street
San Francisco, CA 94105
Dimensional Fund Advisors LP	1,265,315	5.6%(6)
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

(1)	Includes 130,686 shares with respect to which Mr. Herbert has sole voting power and 5,258,338 shares with respect to which Mr. Herbert shares voting power. Mr. Herbert has sole dispositive power with respect to 3,564,247 shares and shares dispositive power with respect to 926,330 shares. Mr. Herbert disclaims any beneficial interest with respect to 5,321,516 shares. These shares include the shares shown in the table as beneficially owned by W.B. & Co. and Simpson Estates, Inc.

(2)	The general partners of W.B. & Co. are Patrick J. Herbert, III and Simpson Estates, Inc., which share voting power and dispositive power with respect to these shares, except Mr. Herbert has sole dispositive power with respect to 3,433,561 of these shares and shares dispositive power with respect to 55,468 shares.

(3)	As reported in a Schedule 13G, as amended by Amendment No. 2, filed January 23, 2009, with the SEC by Royce & Associates, LLC. It is reported in the Schedule 13G that 2,663,792 shares, or 11.8% of the common stock of Castle, are beneficially owned by Royce & Associates, LLC, over which it has sole voting and sole dispositive power with respect to 2,663,792 shares and no shared voting or shared dispositive power..

(4)	As reported in a Schedule 13G, as amended by Amendment No. 1, filed February 2, 2009, with the SEC by Keeley Asset Management Corp. and Keeley Small Cap Value Fund. It is reported in the Schedule 13G that 1,835,950 shares, or 8.1% of the common stock of Castle, are beneficially owned by Keeley Asset Management Corp., including 1,835,000 shares that Keeley Asset Management Corp. shares beneficial ownership with Keeley Small Cap Value Fund. Keeley Asset Management Corp. has sole voting and dispositive power with respect to 1,835,950 shares and no shared voting or shared dispositive power.

(5)	As reported in a Schedule 13G filed February 6, 2009, with the SEC by Barclay Global Investors, NA, Barclays Global Fund Advisors, and Barclay Global Investors, Ltd. It is reported in the Schedule 13G that (a) 620,602 shares, or 2.7% of the common stock of Castle, are beneficially owned by Barclay Global Investors, NA, over which it has sole voting power with respect to 538,406 shares and sole dispositive power with respect to 620,602 shares and no shared voting or shared dispositive power, (b) 701,105 shares, or 3.1% of the common stock of Castle, are beneficially owned by Barclay Fund Advisors, over which it has sole voting power with respect to 512,910 shares and sole dispositive power with respect to 701,105 shares and no shared voting or shared dispositive power, and (c) 11,205 shares, or 0.1% of the common stock of Castle, are beneficially owned by Barclay Global Investors, Ltd., over which it has sole voting power with respect to 640 shares and sole dispositive power with respect to 11,205 shares and no shared voting or shared dispositive power.

(6)	As reported in a Schedule 13G filed February 9, 2009, with the SEC by Dimensional Fund Advisors LP. It is reported in the Schedule 13G that 1,265,315 shares, or 5.6% of the common stock of Castle, are beneficially owned by Dimensional Fund Advisors LP, over which it has sole voting power with respect to 1,214,427 shares and sole dispositive power with respect to 1,265,315 shares and no shared voting or shared dispositive power.

RELATED PARTY TRANSACTIONS

The Company’s practice has been to refer any proposed related person transaction to the Audit Committee for consideration and approval. Our Code of Ethics requires that the Company’s officers and directors avoid conflicts of interest, as well as the appearance of conflict of interests, and disclose to the Board any material transaction or relationship that could reasonably be expected to give rise to such a conflict of interest between private interests and the interests of the Company. The Board, specifically the Audit Committee, has the responsibility and discretion to review any proposed deviation or waiver from the Code of Ethics. Any waiver of this Code that is granted to a director or an executive officer is to be disclosed in a filing with the SEC on a Form 8-K.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and beneficial owners of more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC and to furnish the Company with a copy of those reports. Based solely upon our review of the forms received by the Company or on written representation that such reports were timely filed, we believe that all such Section 16(a) filing requirements for 2008 were complied with in a timely fashion, with the following exceptions: (a) late Form 4 reports were filed on November 26, 2008 for Mr. Herbert to report the receipt of (i) 115 phantom stock units on March 24, 2008, (ii) 162 phantom stock units on May 9, 2008, and (iii) 288 phantom stock units on August 11, 2008, all of which were acquired under the Company’s Directors’ Deferred Compensation Plan in lieu of payment of cash compensation for director meeting fees; and (b) late Form 4 reports were filed on November 26, 2008 for Mr. Keating to report the receipt of (i) 361 phantom stock units on March 24, 2008, (ii) 267 phantom stock units on May 9, 2008, and (iii) 469 phantom stock units on August 11, 2008, all of which were acquired under the Company’s Directors’ Deferred Compensation Plan in lieu of payment of cash compensation for director meeting fees.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are not employees of the Company receive an annual retainer of $30,000 and $1,500 for each meeting of the Board. The Chairman of the Board receives an additional annual retainer of $70,000 (which amount will be decreased to $50,000 effective at the 2009 Annual Meeting). Members of the Human Resources Committee and the Governance Committee (other than the Chairman of the Board) receive $1,000 for each committee meeting attended, and members of the Audit Committee receive $2,000 for each committee meeting attended. The chairperson of each of the Human Resources Committee and the Governance Committee receive an additional annual retainer of $5,000. The chairperson of the Audit Committee receives an additional annual retainer of $7,500. In addition, each year, directors receive restricted stock in an amount equal to $60,000, based upon the closing stock price on the date of grant which is the date of the annual meeting of stockholders, rounded to the nearest whole share. The restricted stock vests upon the earlier of the expiration of one year or the date of the next annual meeting of stockholders. Directors are also reimbursed for travel and accommodation expenses incurred to attend meetings and to participate in other corporate functions. In addition, the Company maintains a personal excess liability coverage policy for each of our directors. This policy coordinates coverage with a director’s personal homeowner’s and automobile policies.

Under the Company’s Directors Deferred Fee Plan (the “Directors Plan”), a director may elect prior to the end of a calendar year to defer receipt of up to 100% of his or her board compensation for the following year, including retainers and meeting fees. A deferred compensation account is maintained for each director who elects to defer board compensation. A director who defers board compensation may select either an interest or a stock equivalent investment option for amounts in the director’s deferred compensation account. Fees held in the interest account are credited with interest at the rate of 6% per year compounded annually. Fees deferred in the stock equivalent accounts are divided by the closing price of the Company’s common stock on the day as of which such fees would otherwise have been paid to the director to yield a number of stock equivalent units. The stock equivalent account is credited on the dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend. Disbursement of the interest account and the stock equivalent unit account can be made only upon a director’s resignation, retirement or death or otherwise as a lump sum or in installments on one or more distribution dates at the director’s election made at the time of the election to defer compensation. If payment from the stock equivalent unit account is made in shares of the Company’s common stock, it will be made on the later of the date of the request or the date of the termination event.

The following table summarizes the compensation paid or earned by the Company to non-employee directors for 2008. Employees of the Company who serve as directors receive no additional compensation for service as a director.

	Fees Earned or Paid
	in Cash	Stock Awards	Total
Name	($) (1)	($) (2)	($)

Brian P. Anderson	60,500	60,010	120,510
Thomas A. Donahoe	50,500	60,010	110,510
Ann M. Drake	47,500	60,010	107,510
William K. Hall	55,000	60,010	115,010
Robert S. Hamada	47,500	60,010	107,510
Patrick J. Herbert, III	47,500	60,010	107,510
Terrence J. Keating	50,500	60,010	110,510
Pamela Forbes Lieberman	50,500	60,010	110,510
John McCartney	110,500	60,010	170,510
Michael Simpson	56,500	60,010	116,510

(1)	In 2008, Messrs. Donahoe, Herbert, and Keating deferred their cash retainers and meeting fees under the Directors Plan. Mr. Donahoe deferred 100% of his annual cash retainer and meeting fees into the interest account; Mr. Herbert deferred 50% of his annual cash retainer and meeting fees into the stock equivalent unit account; and Mr. Keating deferred 25% of his annual cash retainer and meeting fees into the interest account and 75% of his annual cash retainer and meeting fees into the stock equivalent unit account. Dividend equivalents were credited on stock equivalent units in the Directors Plan at the same rate, and at the same time, that dividends were paid to stockholders.

(2)	Reflects the grant date fair value computed in accordance with FAS 123R. As of December 31, 2008, each director held the following number of outstanding stock awards and stock options: Mr. Anderson — 2,168 stock awards, 7,500 options; Mr. Donahoe — 2,168 stock awards, 7,500 options; Ms. Drake — 2,168 stock awards; Dr. Hall — 2,168 stock awards, 7,500 options; Dr. Hamada — 2,168 stock awards, 31,500 options; Mr. Herbert — 2,168 stock awards, 31,500 options; Ms. Lieberman — 2,168 stock awards; Mr. McCartney — 2,168 stock awards, 31,500 options; and Mr. Simpson — 2,168 stock awards, 46,000 options.

Director ownership guidelines originally adopted in October 2005 require each director to beneficially own the Company common stock with a value equivalent to four times the annual retainer. Directors have five years from the date they are initially elected as a director in which to accumulate the required amount. However, as a result of the difficult global economic conditions, the Board of Directors recently extended the time in which directors have to meet their stock ownership levels to March 5, 2014 or five years from the date they are initially elected as a director, whichever is later. Shares owned outright and beneficially, restricted stock, deferred stock units and vested stock options count toward the ownership guidelines. Unvested stock options do not count toward satisfying these guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Company’s executive compensation programs are designed to attract, motivate and retain executives, align the interests of our executives with those of our shareholders, and be competitive in the marketplace. This section explains the Company’s executive compensation programs and how those programs apply to our “named executive officers” whose compensation information is presented in the Summary Compensation Table below.

Oversight of the Executive Compensation Program

The Company’s executive compensation program is overseen by the Human Resources Committee of our Board of Directors (the “Committee”). The Committee approves the elements of our executive compensation program that cover the named executive officers.

The Committee is comprised of William K. Hall (Chairman), Ann M. Drake, Robert S. Hamada, and Patrick J. Herbert, III. Michael Simpson served as chairman of the Committee until October 2008. Certain responsibilities of the Committee with respect to executive officer compensation for purposes of Section 162(m) of the Internal Revenue Code were assigned to a subcommittee (“Subcommittee”) of the Human Resources Committee during 2008. The Subcommittee members were Ms. Drake and Messrs. Hall, Hamada and Herbert. The Subcommittee was terminated in October 2008, and its responsibilities were assumed by the Committee. The Board has determined that all of the Committee members are independent directors under the applicable NYSE and SEC rules. In addition, none of the Company’s executive officers serve as a director of any company where an executive officer of that other company serves on the Committee.

For 2008 the Committee engaged executive compensation consultant, Mercer, to provide advice on matters for which the Committee is responsible, including providing the following:

•	A review of the Company’s executive compensation program design and levels, compared to industry peer groups and broader market practice;

•	Assessment of the alignment of the Company’s executive compensation and benefit programs with our pay for performance philosophy;

•	Advice regarding the effect of changes to the Company’s retirement program on the competitiveness of our executive compensation program;

•	Advice regarding changes to the level of long-term incentive awards to remedy any loss of value due to our transition in 2007 from a three-year discrete performance cycle to an overlapping three-year cycle; and

•	Information on emerging trends in executive compensation and benefits and implications for the Company.

Mercer also provided consulting services to the Company in 2008. The Committee reviewed the relationship between Mercer and the Company, including the nature of services rendered and consulting fees received by Mercer in 2008, and determined that such relationship did not adversely affect the independence of Mercer’s advice to the Committee.

In October 2008, the Committee retained a new compensation consultant, Pearl Meyer & Partners (“PM&P”), to perform a review of the Company’s executive compensation program design and levels, compared to industry peer groups and broader market practice, and provide the Committee with recommendations regarding our 2009 executive compensation programs. PM&P’s review included an assessment of the alignment of the Company’s executive compensation and benefit programs with our pay for performance philosophy. The Committee has the authority to determine the scope of PM&P’s services and retains the right to terminate its engagement at any time. PM&P did not perform other work for the Company in 2008.

Executive Compensation Objectives

The two key objectives of the Company’s executive compensation program include:

•	Aligning actual compensation paid to the Company’s executives with total shareholder value and financial performance; and

•	Providing a competitive total compensation opportunity that will allow the Company to attract, retain and motivate key executive talent.

Compensation for the Company’s executives consists of several elements. These elements include the following, each of which is discussed below in a later section:

•	base salary

•	short term incentive compensation

•	long term incentive compensation

•	retirement benefits; and

•	perquisites and other personal benefits

The Company’s incentive compensation programs are designed so that a significant portion of an executive’s compensation is dependent upon the performance of the Company. Measures of financial performance for short term and long term incentive programs are intended to align with the creation of shareholder value. Threshold, target and maximum performance goals under incentive programs are selected so as to generate a minimum, target or maximum payout, respectively.

The Committee aims to provide a total compensation opportunity for the named executive officers that is competitive with the total compensation opportunity provided to executives with similar responsibilities in similar companies. Actual compensation will differ from the targeted opportunity (and from market) based on actual Company performance. Total compensation is the aggregate of the following categories: (i) base salary, (ii) short term incentive compensation, and (iii) long term incentive compensation. In reviewing the executive officers’ target total cash compensation opportunity, the Committee uses the fiftieth percentile of the competitive market data (market median) as a guideline. Other factors considered by the Committee in setting each executive’s opportunity are internal equity (rational linkage between job responsibilities and total compensation opportunities across all jobs within the Company) and the alignment between performance and pay.

In order to establish the market median guideline, the Committee reviews competitive market compensation data, including the compensation practices of selected similar companies (the “Peer Group”), and broader industry compensation data provided by its executive compensation consultant. The Peer Group consists of publicly traded corporations which operate either in the metals industry or in the distribution of industrial products and have market capitalization, size and/or sales similar to that of the Company. Adjustments are made to the Peer Group annually based on those considerations. The Peer Group for fiscal 2008 consisted of the following eleven companies:

Applied Industrial Tech, Inc.	Lawson Products
Carpenter Technology Corp.	MSC Industrial Direct
Fastenal Co.	Olympic Steel Inc.
Gibraltar Industries, Inc.	Quanex Corp.
Interline Brands, Inc.	Steel Technologies, Inc.
Kaman Corp.

In 2008 the Committee worked with Mercer to evaluate and compare Peer Group compensation practices. While two of our other U.S. competitors, Reliance Steel & Aluminum Co. and Ryerson Inc., were not in the Peer Group due to their significantly larger size, the Committee did review compensation data related to these companies in 2008 for reference purposes only. For 2009, PM&P evaluated the Peer Group and, taking into account company size and business models, recommended a few revisions, resulting in the following twelve company Peer Group for 2009:

Applied Industrial Tech, Inc.	Metals USA
Carpenter Technology Corp.	Olympic Steel Inc.
Gibraltar Industries, Inc.	Quanex Corp.
Haynes International	Schnitzer Steel
Kaman Corp.	Shiloh Industries
Lawson Products	Worthington Industries

The Committee also considers compensation data for similar companies covered in general industry compensation surveys. The compensation surveys utilized vary depending on each executive’s position, but generally focus on metals and distribution industries, covering companies approximately the same size as the Company.

The table below shows the percent of total target direct compensation (the sum of base salary, target short term incentive, and target long term incentive compensation) for 2008 which at the time of award was at risk against short and long term performance goals and the percent of total target direct compensation available through long term incentive target opportunities, and short term incentive target opportunities for the named executive officers:

	Percent of
	Total Target Direct
	Compensation at	Percent at Risk	Percent at Risk
	Risk (Long & Short	through	through
Name	Term)	Short Term Incentive	Long Term Incentive

Michael H. Goldberg	64%	24%	40%
Scott F. Stephens	56%	27%	29%
Lawrence A. Boik	61%	24%	37%
Stephen V. Hooks	61%	23%	38%
Curtis Samford	46%	21%	25%
Blain A.Tiffany	51%	20%	31%

Executive Compensation Process

The Committee approved 2008 compensation plans for all of the Company’s executive officers, except for the compensation plan of the Chief Executive Officer (“CEO”), which was recommended by the Subcommittee and approved by the independent members of our Board of Directors in executive session. Mr. Goldberg, the Company’s CEO, did not participate in the Subcommittee’s or the Board’s deliberations or decisions with regard to his compensation.

Process for Executives other than the CEO

The Committee annually reviews a summary of the performance reviews for the executive officers, which are prepared by the CEO and the Vice President-Human Resources, and the CEO’s recommendation for any changes in these officers’ compensation. The individual leadership competencies and objectives for the executive officers, other than the CEO, are determined by the CEO.

The CEO’s performance review of the executive officers addresses the executive’s performance relative to established objectives and specific project assignments, and includes a review of the following leadership competencies: strategic leadership; driving execution; cross-functional alignment and collaboration; decision making; talent management; engaging and influencing others; and business and financial acumen.

In addition to the reviews of individual executive performance, the Committee also takes into account the overall performance of the Company (as related to the short-term and long-term incentive plans), as well as the analysis and findings of the retained consulting firm (Mercer in 2008; PM&P in 2009) regarding market pay levels and practices. The Committee then approves the compensation for the named executive officers, other than the CEO. The Committee also reviews and approves the material terms of any employment and severance agreements with named executive officers, with a view to approving terms that serve to attract, motivate and retain executives and are competitive in the marketplace.

Process for the CEO

Early each year, the Chairman of the Board holds a meeting with the CEO to discuss prior year performance and to identify possible goals and objectives for the CEO for the upcoming year. After this meeting, the Chairman of the Board solicits input from all Board members. The Chairman of the Board then reports to the Committee on the results of the meeting with the CEO, and shares feedback from other non-Committee directors. As with the process for the other named executive officers, the Committee also takes into account Company performance and the analysis by the retained consultant. The Committee then develops recommendations for CEO compensation for consideration by the Board, as well as CEO goals and objectives for the upcoming year. The Board of Directors meets annually, without the CEO present, considers the recommendations of the Committee, determines any compensation adjustments applicable to the CEO and establishes the CEO’s goals and objectives for the upcoming year.

The objectives established for the CEO for 2008 were: (i) effective management and stewardship of the business through the Company’s information technology Enterprise Resource Planning (“ERP”) systems conversion; (ii) successful implementation of the ERP system on time and on budget; (iii) enhancement and development of executive talent; (iv) development of the commercial business units as market focused businesses with effective leadership, strategies and executable business plans, including transition plans; (v) completion of the integration of the acquired Transtar business into the Castle Metals Aerospace commercial business unit and development of that business; (vi) successful performance and integration of the acquired Metals UK business; (vii) further growth through another acquisition; and (viii) development of an effective and collaborative senior management team.

Components of the 2008 Executive Compensation Program

Base Salary

With the exception of the CEO, whose compensation was reviewed and recommended by the Subcommittee and approved by the independent members of the Board of Directors, the Committee reviewed and approved the base salaries of the executive officers, including the named executive officers. In each case, the Committee took into account the CEO’s recommendation, as well as internal equity and external competitive compensation data. The Committee, after conducting its review, determined to establish the base pay for the named executive officers in 2008 at the amounts presented in the Summary Compensation Table below. These base salary increases resulted in base salaries for the named executive officers being in general alignment with the 50th percentile of the competitive market data.

For 2009, the Committee followed the same process as outlined above (but with PM&P instead of Mercer as its compensation consultant) and, in light of the difficult global economic conditions, decided not to take any salary actions with respect to the Company’s executive officers. However, in connection with Mr. Tiffany’s promotion to President, Castle Metals Aerospace, in January 2009, the Committee approved a salary increase for Mr. Tiffany.

Short Term Incentive Compensation

Short term incentive compensation is provided under the Company’s Short Term Incentive Plan (“STIP”). This is a performance-based plan that is used to provide opportunities for annual cash bonuses to the Company’s executive officers and other select managers. Approximately 430 employees participate in the STIP.

In February 2008, the Committee approved the performance goals under the Company’s 2008 STIP. The STIP performance goals for 2008 for the named executive officers other than Messrs. Hooks, Samford and Tiffany, were based on the following factors:

•	consolidated net income after taxes and payment of preferred dividends but before common stock dividends (weighted 60%);

•	average days sales of inventory (DSI) for the Company (weighted 20%); DSI is calculated as follows: DSI = (Inventory ÷ Cost of Sales) x 360;

•	corporate safety performance expressed in the number of Occupational Safety and Health Act (OSHA) recordable injuries (weighted 10%); and

•	qualitative performance on key initiatives (weighted 10%).

The STIP performance goals for 2008 for Messrs. Hooks, Samford and Tiffany were based on the following factors:

•	commercial unit operating profit before taxes (weighted 45%);

•	metals segment operating profit before taxes (weighted 15%);

•	average DSI for the commercial unit (weighted 20%);

•	commercial unit safety expressed in number of OSHA recordable injuries (weighted 10%); and

•	qualitative performance on key initiatives (weighted 10%).

The Committee believes net income and operating profit to be among the most important measures of financial performance and drivers of long term shareholder value, and that the DSI performance goal reflects the working capital intensive nature of the Company’s business. The Committee also recognizes the importance of demonstrating improvement in the Company’s safety practices. The qualitative measure focused on performance on three key corporate initiatives: organizational alignment; ERP project implementation; and strategy execution.

The Committee determines annually the threshold, target and maximum performance goals for each of our commercial units (Castle Metals, Castle Metals Plate, Castle Metals Aerospace, Castle Metals Oil and Gas, Metals UK, and Total Plastics) and for the Company as a whole, after considering our internal business plan and recommendations by management. STIP payouts for the Company’s corporate officers are based upon total Company performance, and payouts for officers who lead commercial units are based largely on the performance of their respective commercial units. The Committee also establishes the calibration between the performance and the award payouts earned as a percentage of attainment of the target opportunity, with interpolation for performance between the established levels.

At the beginning of each year, the Committee establishes a STIP award opportunity, which is expressed as a percentage of the participant’s annual base salary. The following table sets forth the STIP award opportunities, as a percentage of annual base salary, at threshold, target and maximum for the named executive officers in 2008:

Name	Threshold	Target	Maximum

Michael H. Goldberg	0%	65%	130%
Scott F. Stephens	0%	60%	120%
Lawrence A. Boik	0%	60%	120%
Stephen V. Hooks	0%	60%	120%
Curtis Samford	0%	40%	80%
Blain A.Tiffany	0%	40%	80%

At the corporate level, the threshold, target and maximum performance goals for 2008 in the areas of net income, DSI and safety are shown below:

Measurement	Threshold	Target	Maximum

Net Income	$44.2 Million	$55.3 Million	$66.4 Million
DSI	121 days	118 days	111 days
Safety	104 incidents	77 incidents	56 incidents

If a threshold is not reached, no amount is earned for that portion of the performance goal. The Committee has discretion to increase or decrease individual awards prior to payment or to award discretionary bonuses. Termination of employment prior to the end of the year disqualifies an executive from receiving the STIP payment, except in the case of retirement or death, in which case the award is prorated.

For 2008, the Company’s consolidated net income and average DSI results were below threshold performance, and the Company’s OSHA reportable incidents improvement exceeded threshold performance. The Company’s Castle Metals, Castle Metals Plate and Castle Metals Oil and Gas commercial business units exceeded their respective operating profit threshold performance, Castle Metals Oil and Gas exceeded its DSI target performance, Castle Metals Plate met its safety performance target and Castle Metals exceeded its safety performance threshold. In addition, the Company’s metals segment operating profit exceeded threshold performance.

In March 2009, the Committee reviewed the extent to which the established performance goals for 2008 were satisfied. Based on the achievement of the established performance goals as described above, and the executive’s qualitative performance on key initiatives, each of Messrs. Goldberg, Stephens, Hooks, Samford and Tiffany attained a performance award under the 2008 STIP, and the Summary Compensation Table reflects that attainment amount. Under the terms of Mr. Boik’s Severance Agreement, he received an amount equal to his target 2008 STIP opportunity, pro-rated for the number of days he was employed by the Company in 2008. In connection with their recruitment to the

Company, Messrs. Stephens and Samford were each guaranteed a 2008 STIP payout amount equal to their respective target opportunity, pro-rated for the number of days he was employed by the Company in 2008.

In February 2009, the Committee again assigned each executive a threshold, target and maximum STIP award opportunity for fiscal year 2009 after a review of the competitive data and with the assistance of PM&P. To maintain the annual STIP award opportunity at approximately market median, the Committee maintained the fiscal 2009 payout opportunities at the prior year’s level for each of the named executive officers. The following table sets forth the STIP award opportunities for fiscal year 2009, as a percentage of annual base salary, at threshold, target and maximum for the named executive officers, other than Mr. Boik, whose employment with the Company ended in 2008:

Name	Threshold	Target	Maximum

Michael H. Goldberg	0%	65%	130%
Scott F. Stephens	0%	60%	120%
Stephen V. Hooks	0%	60%	120%
Curtis Samford	0%	40%	80%
Blain A. Tiffany	0%	40%	80%

The Committee set the 2009 STIP performance measures at levels reflecting the Company’s business plan. Acknowledging the difficulty in establishing performance measures in difficult global economic conditions, the Committee decreased the net income weighting to 50% and increased the weighting applicable to the qualitative performance measures to 20% for fiscal year 2009. In connection with his promotion to President, Castle Metals Aerospace in January 2009, Mr. Tiffany was guaranteed a 2009 STIP payout amount equal to his target opportunity.

The Committee believes that the disclosure of the 2009 performance measures would reveal confidential financial information, the disclosure of which would result in competitive harm to the Company. In order to illustrate the historical performance against STIP performance measures, we have included the following summary of the actual STIP payout percentages achieved by our CEO, expressed as a percentage of base salary, for the last three years: 92% in 2006; 2% in 2007; and 9% in 2008.

STIP awards are typically paid in the first quarter after the prior year’s financial audit is completed and earned amounts are approved by the Committee. Executives have a deferral opportunity for their earned STIP awards. Elections must be made before the beginning of the calendar year for which the STIP award is earned (See Deferred Compensation discussion below).

Long Term Incentive Compensation

Long term incentive compensation is provided under the Company’s Long Term Incentive Plan (“LTIP”). The LTIP is a performance-based plan that is used to provide opportunities for equity awards to executive officers and other select managers upon the achievement of multi-year performance or tenure goals established by the Committee.

Under the LTIP, the Committee establishes a level of performance share awards for each participant, and the Committee also approves a specific long term compensation target opportunity for each executive officer. Shares are awarded to the participant based upon the Company’s performance over the relevant performance period relative to the performance goals. The target number of performance shares for a performance period is determined by dividing the long term incentive compensation target by the average closing share price during the sixty calendar day period prior to the date of approval of the LTIP award. When the Committee approves target awards for the named executive officers, it also approves the performance measures, performance goals and calibration of shares earned over the payout range between the threshold, target and the maximum. Restricted stock awards made in conjunction with the LTIP vest 100% at the end of the three-year performance period, subject to the executive’s continued employment through the vesting date. All LTIP awards described below are subject to the terms of the Company’s 2008 Restricted Stock, Stock Option and Equity Compensation Plan, which was approved by the Company’s shareholders.

The performance period for the LTIP is three years. The Committee believes that a three year performance period provides a meaningful timeframe for evaluating performance. The performance measures for the performance period are based on cumulative net earnings (weighting 70%) and average return on total capital (weighting 30%).

2005-2007 LTIP.  The LTIP covering the January 1, 2005 through December 31, 2007 performance period was approved and target share awards and performance goals determined on April 28, 2005. The Board granted a LTIP award to Mr. Goldberg for the 2005-2007 performance period upon his joining the Company in January 2006 in accordance with the terms of his employment agreement.

The performance goals for the 2005-2007 performance period are shown below.

2005 — 2007 Measurement	Threshold	Target	Maximum

Cumulative Net Earnings	$43.0 Million	$71.7 Million	$100.4 Million
Return on Total Capital	12%	14%	16%

The table below summarizes each named executive officer’s award opportunity established at the beginning of the 2005-2007 performance period. Messrs. Stephens and Samford did not participate in the LTIP for the 2005-2007 performance period because they were hired in 2008.

	Target Award
	Opportunity as a	Threshold	Target	Maximum
Name	% of Base Salary	(Number of Shares)	(Number of Shares)	(Number of Shares)

Michael H. Goldberg	80%	0	45,000	90,000
Lawrence A. Boik	70%	0	35,000	70,000
Stephen V. Hooks	70%	0	42,000	84,000
Blain A. Tiffany	30%	0	10,000	20,000

For the 2005-2007 performance period, the Company had cumulative net earnings of $142.8 million and return on total capital of 20.5% and, therefore, exceeded the maximum opportunity for both performance goals for this performance period. In February 2008, the Subcommittee reviewed the extent to which the established performance goals were satisfied and approved the payments under the LTIP for the 2005-2007 performance period at the maximum payout amount shown above.

2007-2009 LTIP.  In 2007, the Company transitioned the LTIP from a three-year discrete performance cycle to an overlapping three-year cycle, with a new three year performance cycle beginning each year. Accordingly, on January 24, 2007, the LTIP for the 2007-2009 performance period was approved and target share awards and performance goals were established. As part of the transition, those executives participating in the discrete 2005-2007 performance cycle received truncated target share awards for the 2007-2009 performance period representing 50% of their normal target share award opportunity. The truncated awards were intended to account for a perceived over valuation given that the overlapping 2007-2009 performance cycle began before the end of the final year of the discrete 2005-2007 performance period. The table below summarizes each named executive officer’s award opportunity established at the beginning of the 2007-2009 performance period:

	Target Award
	Opportunity as a	Threshold	Target	Maximum
Name	% of Base Salary	(Number of Shares)	(Number of Shares)	(Number of Shares)

Michael H. Goldberg	50%	0	8,800	17,600
Lawrence A. Boik	40%	0	3,800	7,600
Stephen V. Hooks	40%	0	4,900	9,800
Blain A. Tiffany	15%	0	1,100	2,200

2008-2010 LTIP.  On March 5, 2008, target share awards and performance goals for the 2008-2010 performance period were established. The performance goals for the 2008-2010 performance period reflect certain acquisitions, divestitures or other changes in the Company in fiscal 2008 deemed significant by the Committee. Also, in 2008 the Committee determined, after consultation with Mercer, that the reductions to the LTIP target share awards for the 2007-2009 performance period as part of the transition to an overlapping three-year cycle resulted in a lower cumulative value than the original three-year discrete plan design and should not have occurred. In order to compensate for the potential loss of value in the prior period target share awards, the Committee increased the level of long-term incentive compensation awarded for each of the 2008-2010 and 2009-2011 performance periods by 25% of the normal target share award opportunity for those participants affected, including Messrs. Goldberg, Boik, Hooks and Tiffany. The Committee granted a 2008-2010 LTIP award to Mr. Stephens on a pro-rata basis upon his joining the Company in July 2008. The table below summarizes each named executive officer’s award opportunity established for the 2008-2010 performance period:

	Target Award
	Opportunity as a	Threshold	Target	Maximum
Name	% of Base Salary	(Number of Shares)	(Number of Shares)	(Number of Shares)

Michael H. Goldberg	125%	0	28,550	57,100
Lawrence A. Boik	100%	0	11,600	23,200
Scott F. Stephens	66%	0	9,400	18,800
Stephen V. Hooks	100%	0	15,400	30,800
Curtis Samford	50%	0	5,500	11,000
Blain A. Tiffany	63%	0	6,600	13,200

We believe that disclosing the 2007-2009 and 2008-2010 LTIP performance targets would reveal confidential financial information, the disclosure of which would result in competitive harm. In light of the Company’s financial results in 2007 and 2008 and difficult global economic conditions, at this point in time the Company believes it is unlikely that the performance targets established in early 2007 and 2008 will be met for the 2007-2009 and 2008-2010 performance periods, and, therefore, it is unlikely that awards will be paid for these performance periods.

2009-2011 LTIP.  On March 5, 2009, target share awards and performance goals for the 2009-2011 performance period were established. For the 2009-2011 performance period, the award was divided into two components: (i) time based restricted stock equal to one-third of the total target award opportunity; and (ii) performance based shares in an amount equal to two-thirds of the total target award opportunity. The table below summarizes each named executive officer’s award opportunity established at the beginning of the 2009-2011 performance period:

		Performance Shares			Restricted
	Target Award	Threshold	Target	Maximum	Stock
	Opportunity as a	(Number of	(Number of	(Number of	(Number of
Name	% of Base Salary	Shares)	Shares)	Shares)	Shares)

Michael H. Goldberg	125%	0	52,100	104,200	26,000
Scott F. Stephens	80%	0	17,800	35,600	8,900
Stephen V. Hooks	100%	0	25,100	50,200	12,600
Curtis Samford	50%	0	8,600	17,200	4,300
Blain A.Tiffany	63%	0	12,600	25,200	6,300

The restricted shares will vest 100% on December 31, 2011, subject to the executive’s continued employment through the vesting date. With respect to the LTIP performance shares, upon the completion of each three year performance period, the Committee will determine the extent to which the performance goals were satisfied. LTIP performance shares will be delivered in March of the year that follows the end of the performance period. The number of shares delivered may be reduced by the number of shares required to be withheld for Federal and State withholding tax requirements (determined at the market price of Company shares at the time of payout). A participant whose employment is terminated for any reason during the performance period forfeits any award. Executives have an option to defer payment of the LTIP award. (See “Deferred Compensation” discussion below).

Other Equity Awards

With limited exceptions, the Committee relies upon the established LTIP for all long-term incentives for our executive officers. In connection with their recruitment to the Company, Mr. Stephens was awarded 7,100 shares of restricted stock in July 2008, which shares cliff vest 100% on December 31, 2009, and Mr. Samford was awarded

4,498 shares of restricted stock in March 2008, which shares cliff vested 100% on December 31, 2008. In February 2009, the Committee awarded Mr. Tiffany 21,881 shares of restricted stock in recognition of his promotion to President, Castle Metals Aerospace, which shares cliff vest 100% on February 3, 2011.

Retirement Benefits

The Company currently maintain three pension plans: a noncontributory defined benefit pension plan covering substantially all of our salaried employees (the “Pension Plan”), an unfunded supplemental employee retirement plan (“SERP”) for its executives and senior management to restore benefits lost due to compensation and benefit limitations under the U.S. Internal Revenue Code, and a noncontributory defined benefit pension plan covering substantially all of our hourly employees. The pension plans provide benefits to covered individuals satisfying certain age and service requirements. The Pension Plan and SERP provide benefits based upon an average earnings and years of service formula. As of June 30, 2008, the benefits for all participants in the Company’s noncontributory defined benefit pension plan, covering substantially all of our salaried and non-union hourly employees, were frozen.

401(K) Plan

The Company has a qualified 401(k) Plan for our employees in the United States. Eligible participants were permitted to make contributions to the plan up to the Internal Revenue Code limit. During the first half of 2008, the Company matched 25% of contributions up to 6% of compensation for eligible U.S. employees, including Messrs. Goldberg, Boik, Hooks, Samford, and Tiffany. For employees in our Transtar subsidiary, who did not participate in the Company’s pension plan, we matched 50% of contributions up to 6% of compensation. All full-time and regular part-time U.S. employees were eligible to participate in the plan.

As a result of action by the Board of Directors at the end of 2007, the 401(k) Plan was modified and the salaried and hourly non-union employees defined benefit pension plan was frozen as of June 30, 2008, and there were no further contributions by the Company to the profit sharing provisions in the 401(k) Plan. The primary reasons for the change in the Company’s retirement program were to provide a consistent retirement program across all commercial units; to provide improved portability for employees; to enhance predictability in the cost of retirement benefits; and to provide a retirement benefit in which employees will place greater value.

The new retirement program, effective July 1, 2008, consists of an enhanced 401(k) match of 50% (increased from 25%) for each dollar contributed by an employee, up to 6% of compensation, and an additional annual fixed contribution into employees’ 401(k) accounts equal to 4% of an employee’s base salary. We also provide additional transition credits in the form of annual contributions to the 401(k) accounts of 3% of base salary for employees at least 40 years of age with 5 years of service as of June 30, 2008; and 6% of base salary for employees at least 50 years of age with 5 years of service as of June 30, 2008. The transition credits will only apply to employees who were participants in our salaried and non-union hourly employees’ pension plan prior to June 30, 2008.

In 2008, the Company’s contributions to the 401(k) Plan amounted to $18,125, $21,351, $8,465, $17,974, $3,497, and $19,906, for Messrs. Goldberg, Boik, Stephens, Hooks, Samford, and Tiffany, respectively.

The Company’s non-qualified SERP (Supplemental Employee Retirement Plan) was amended to mirror the qualified plans as described above, providing for benefits that otherwise would have been limited due to IRS compensation and benefit limitations.

In 2008, the Company’s contributions to the SERP Plan amounted to $21,055, $13,028, $30,688 and $6,204, for Messrs. Goldberg, Boik, Hooks and Tiffany, respectively. Messrs. Stephens and Samford did not participate in the SERP Plan in 2008.

Deferred Compensation

The Company maintains a deferred compensation plan, in which the named executive officers are eligible to participate. This Deferred Compensation Plan (the “Deferred Plan”) is an unfunded, non-qualified, deferred compensation arrangement created for the Company’s senior executive officers and vice presidents. Of the named executive officers, Messrs. Goldberg, Boik, Hooks and Tiffany participated in the Deferred Plan in 2008.

Under the Deferred Plan, the participants can elect to defer a portion of their compensation until a fixed date or upon separation from service. Those participating in the Deferred Plan select from the same selection of investment funds available in the Company’s 401(k) Plan for their deferral investments and are credited with the returns generated. However, all funds deferred under the plan and the notional returns generated are assets of the Company, and the individual executives are considered creditors of the Company for those amounts.

Eligible employees may elect to defer up to 100% of annual base salary and any LTIP or STIP award, net of deductions. Such elections must be made prior to the calendar year in which the deferral election is effective. Deferred compensation is credited to the participant’s deferred compensation account on the date such compensation would otherwise have been paid to the employee. Interest, dividends and capital gains/losses are credited on a daily basis as earned on the amount shown in each participant’s deferred compensation account.

Employees who wish to participate identify the amount to be deferred, the investment designation and allocation, the method by which the amounts credited to his or her deferred compensation account are to be paid, the date at which payment(s) of the amounts credited to his or her deferred compensation account is to occur, and the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the participant dies before distribution.

Perquisites And Other Personal Benefits

The Company provides limited perquisites to our executive officers, including the named executive officers. These include use of Company leased automobiles, and for certain executive officers, including Messrs. Goldberg, Hooks, Samford and Tiffany, country/luncheon club dues. The Company believes these perquisites facilitate business transactions and help build stronger relationships with customers and suppliers.

The Company also maintains a Personal Excess Liability Coverage policy for each of our executive officers, including the named executive officers. This policy coordinates coverage with an executive’s personal homeowner’s and automobile policies. In addition, in limited circumstances a spouse may accompany an executive officer while he or she is traveling on company business, generally to industry-sponsored events. Although this occurs on a very limited basis, the reimbursement of the spouse travel expense is included in taxable compensation for the executive. Amounts and types of perquisites are shown in the footnotes to the Summary Compensation Table.

The Company also provides health and welfare benefit plans to executives under plans available to most of our employees. These include medical, dental, life insurance, and short-and long-term disability coverage.

Additional Executive Compensation Policies

Stock Ownership Guidelines

In 2006, the Board of Directors established executive stock ownership guidelines for ownership of the Company’s stock by our CEO, Chief Financial Officer and other senior executives. The program is designed to further strengthen alignment between the interests of executive management with those of the Company’s shareholders. Under the program, executive officers must reach prescribed stock ownership levels within five years of their appointment as an officer, or December 31, 2011, whichever is later. However, as a result of the difficult global economic conditions, the Board of Directors recently extended the time in which executives have to meet their stock ownership levels to March 5, 2014, or five years of their appointment as an officer, whichever is later. The total number of shares required to meet the prescribed stock ownership levels are recalculated on December 31 of each year, based on the executive’s base salary on that date and the Company’s average stock price for the 200-day period prior to that date. Unexercised stock options are valued at the amount recognized by the Company for financial statement reporting purposes.

The ownership guidelines require the CEO to maintain common stock, equivalent in value to five times his base salary and the Chief Financial Officer to maintain common stock equivalent in value to three times his base salary. All other executive officers are required to maintain ownership equivalent in value to their respective base salaries. Shares owned outright and beneficially, shares held in non-qualified retirement plans, performance-based shares earned but not yet paid, restricted stock and vested stock options count toward the ownership guidelines. Unvested stock options and unearned performance shares do not count toward satisfying these guidelines. The table below describes the ownership guidelines for each named executive officer and the number of shares owned as of December 31, 2008 as calculated in accordance with the ownership guidelines.

	Ownership
	Requirement as a	Number of	Actual Number of
Name	% of Base Salary	Shares Required	Shares Owned(1)

Michael H. Goldberg	500%	171,029	98,616
Scott F. Stephens	300%	55,324	7,238
Stephen V. Hooks	100%	20,821	78,776
Curtis Samford	100%	15,467	4,498
Blain A. Tiffany	100%	16,657	1,184

(1)	Includes shares attributable to unexercised vested stock options, valued at the amount recognized by the Company for financial statement reporting purposes.

The Committee reviews the guidelines at least once a year and monitors each covered executive’s progress toward, and continued compliance with, the approved guidelines.

Compensation Recovery Policy

In October 2007, the Committee adopted a policy that paid incentive compensation should be recovered by the Company to the extent such compensation would have been lower due to restated financial results. The Committee has been given the authority to calculate the amount of overpayment of any cash or equity incentive compensation and, in its sole discretion, seek to recover amounts determined to have been inappropriately received by any current or former executive or member of the Board of Directors of the Company.

The Policy provides that overpayments of compensation shall be recovered within twelve months after an applicable restatement of financial results and shall derive from the following sources in the order shown below:

1. Deductions from future incentive compensation payments;

2. Reduction in the Company’s liability for payment of any incentive compensation that an executive or Board member elected to defer until a future date; or

3. Certified check.

The recovery or attempted recovery of compensation under this policy will not limit other remedies available to the Company in the event such overpayment involved negligence or willful misconduct by an executive or member of the Board of Directors.

Tax and Accounting Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. LTIP performance share awards are performance based and meet the requirements of Section 162(m) and therefore are excluded from the $1,000,000 cap on compensation for deductibility purposes. Base salary, STIP awards and restricted stock awards do not meet the requirements of performance based compensation under Section 162(m). All of our incentive awards and individual incentive awards are subject to Federal income, FICA, and other tax withholding as required by applicable law.

While the Committee intends to provide compensation opportunities to its executives in as tax-efficient a manner as possible, it recognizes that from time to time it may be in the best interests of shareholders to provide non-deductible compensation.

The Company accounts for stock-based payments, including stock options, restricted stock and the LTIP performance share awards in accordance with the requirements of FAS 123(R).

REPORT OF THE HUMAN RESOURCES COMMITTEE

The Human Resources Committee of the Company’s Board of Directors has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis” of this Proxy Statement. Based upon this review and discussion, the Human Resources Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and also be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The foregoing report is provided by the members of the Human Resources Committee.

Ann M. Drake
William K. Hall
Robert S. Hamada
Patrick J. Herbert, III
Michael Simpson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During a portion of 2008, Michael Simpson served as a member of the Human Resources Committee. Mr. Simpson was elected a Vice President of the Company in 1977 and Chairman of the Board in 1979. Mr. Simpson retired as an officer of the Company in 2001.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth the total compensation paid or earned during the fiscal year ended December 31, 2008 by the Chief Executive Officer, the Chief Financial Officer, our former Chief Financial Officer and the three other most highly compensated executive officers of the Company.

Summary Compensation Table

								Change in
								Pension
								Value and
								Non-
							Non-Equity	Qualified
							Incentive	Deferred	All
					Stock	Option	Plan	Compensation	Other
		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Name & Principal Position	Year	($)(3)	($)		($)(5)	($)(6)	($)(7)	($)(8)	($)(9)		($)

Michael H. Goldberg,	2008	549,340	0		56,800	0	50,000	42,097	51,522		749,759
President and Chief Executive	2007	483,315	100,000		660,233	0	8,725	74,123	66,863		1,393,259
Officer	2006	445,302	15,000		585,550	343,333	408,150	36,355	46,628		1,880,318
Scott F. Stephens,	2008	147,562	0		75,000	0	93,000	0	9,193		324,755
Vice President, Chief Financial
Officer and Treasurer(1)
Lawrence A. Boik,	2008	175,225	0		67,751	0	0	23,335	402,385	(10)	668,696
Former Chief Financial	2007	250,661	50,000		342,827	0	4,157	20,218	39,205		707,068
Officer	2006	237,708	0		306,943	0	162,376	22,180	41,869		770,676
Stephen V. Hooks,	2008	343,182	0		0	0	217,847	243,157	59,464		863,650
Executive Vice President and	2007	327,557	70,000		414,278	0	5,476	703,669	73,687		1,594,667
President, Castle Metals	2006	301,349	0		368,322	0	276,635	301,929	87,240		1,335,475
Curtis Samford,	2008	193,221	70,000	(4)	100,000	0	82,254	8,876	5,453		459,804
Vice President and President,
Castle Metals Oil & Gas(2)
Blain A. Tiffany,	2008	238,122	0		0	0	114,362	19,424	37,585		409,493
Vice President and President,	2007	218,464	0		98,072	0	32,332	22,159	21,410		392,437
Castle Metals Aerospace	2006	212,514	0		87,698	0	104,890	24,328	16,117		445,547

(1)	Mr. Stephens joined the Company in July 2008.

(2)	Mr. Samford joined the Company in March 2008.

(3)	Salary represents 73%, 45%, 26%, 40%, 42% and 58% of total compensation for the year 2008 for Messrs. Goldberg, Stephens, Boik, Hooks, Samford and Tiffany, respectively.

(4)	Represents a payment made in connection with Mr. Samford’s recruitment to the Company.

(5)	Reflects the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2006, December 31, 2007, and December 31, 2008 in accordance with SFAS 123(R) of awards under the LTIP and restricted stock awards. Assumptions used in the calculation of these amounts are included in footnote 10 of the Company’s audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008, and are incorporated herein by reference.

(6)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123(R) of stock options granted in November 2006 to Mr. Goldberg. Assumptions used in the calculation of these amounts are included in footnote 10 of the Company’s audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008, and are incorporated herein by reference.

(7)	Reflects the cash awards under the Company’s STIP.

(8)	Reflects the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the Supplemental Pension Plan determined using assumptions consistent with those used in the Company’s financial statements.

(9)	All other compensation for 2008 includes Company matching and fixed contributions under the 401(k) Profit Sharing Plan and Deferred Plan, lease payments on a company-provided car, country club dues reimbursement, company paid life insurance and excess personal liability insurance premiums.

In 2008, Mr. Goldberg received $39,180 in matching and fixed contributions under the Company’s 401(k) Plan and Deferred Plan; Mr. Stephens received $8,465 in matching and fixed contributions under the Company’s 401(k) Plan; Mr. Boik received $34,379 in matching and fixed contributions under the Company’s 401(k) Plan and Deferred Plan; Mr. Hooks received $48,662 in matching and fixed contributions under the Company’s 401(k) Plan and Deferred Plan; Mr. Samford received $3,497 in matching and fixed contributions under the Company’s 401(k) Plan; and Mr. Tiffany received $26,110 in matching and fixed contributions under the Company’s 401(k) Plan and Deferred Plan; In addition, in 2008 Mr. Tiffany received $8,207 in cost of living adjustments in connection with a relocation.

(10)	Includes a severance payment made to Mr. Boik in the amount of $362,250 upon termination of his employment on July 31, 2008.

Grants of Plan-Based Awards

The following table sets forth plan-based awards granted to named executive officers pursuant to Company plans during 2008.

								All Other
								Stock	Grant
		Estimated Future Payouts						Awards:	Date Fair
		Under Non-Equity Incentive			Estimated Future Payouts Under Equity Incentive			Number of	Value of
		Plan Awards(1)			Plan Awards(2)			Shares of	Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)(3)	($)(4)

Michael H. Goldberg	2/5/08	0	373,750	747,500
	3/5/08				0	28,550	57,100		632,700
Scott F. Stephens	7/24/08	0	186,000	372,000
	7/24/08				0	9,400	18,800		259,346
	7/24/08							7,100	200,007
Lawrence A. Boik	2/5/08	0	162,000	324,000
	3/5/08				0	11,600	23,200		257,520
Stephen V. Hooks	2/5/08	0	210,000	420,000
	3/5/08				0	15,400	30,800		341,880
Curtis Samford	2/5/08	0	96,000	192,000
	3/5/08				0	5,500	11,000		122,100
	3/6/08							4,498	99,991
Blain A. Tiffany	2/5/08	0	92,800	185,600
	3/5/08				0	6,600	13,200		146,520

(1)	These columns show the range of potential payouts for 2008 performance under the Company’s STIP described in the section titled “Short Term Incentive Compensation” in the Compensation Discussion and Analysis. The incentive payment for 2008 performance has been made as shown in the Summary Compensation Table. Mr. Boik’s 2008 STIP award was forfeited as of his employment termination date on July 31, 2008. However, in accordance with his Severance Agreement, Mr. Boik received an amount equal to a pro-rata portion of his 2008 STIP target opportunity as part of his severance payment.

(2)	Reflects the award of performance shares under the 2008 — 2010 LTIP, which is described in the section titled “Long Term Incentive Compensation” in the Compensation Discussion and Analysis. Mr. Boik’s 2008-2010 LTIP award was partially forfeited as of his employment termination date on July 31, 2008. Under the terms of his Severance Agreement, Mr. Boik will receive a payout of 2,256 shares, equal to a pro-rata portion of his 2008-2010 LTIP target opportunity, at the normal payout date.

(3)	Restricted stock granted to Messrs. Stephens and Samford in connection with their recruitment to the Company. Mr. Samford’s restricted stock was granted under the Company’s 2004 Restricted Stock, Stock Option and Equity Compensation Plan and cliff vested 100% on December 31, 2008. Mr. Stephens’ restricted stock was granted under the Company’s 2008 Restricted Stock, Stock Option and Equity Compensation Plan and will cliff vest 100% on December 31, 2009.

(4)	Reflects the amount computed in accordance with SFAS 123(R).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards granted to the named executive officers as of the end of 2008.

Stock Awards
Equity
Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market
							Awards:	or Payout
							Number of	Value of
							Unearned	Unearned
				Number of			Shares,	Shares,
	Option Awards			Shares or		Market Value	Units or	Units or
	Number of			Units of		of Shares	Other	Other
	Securities			Stock		or Units	Rights	Rights
	Underlying	Option		That		of Stock	That	That
	Un-exercised	Exercise	Option	Have Not		That Have	Have Not	Have Not
	Options	Price	Expiration	Vested		Not Vested	Vested	Vested
Name	(#) Exercisable	($)	Date	(#)		($)(1)	(#)(2)	($)(3)

Michael H. Goldberg	20,000	28.40	11/3/16	10,000	(4)	108,300	74,700	809,001
Scott F. Stephens	0	0	0	7,100	(5)	76,893	18,800	203,604
Lawrence A. Boik	0	0	0	0		0	32,800	355,224
Stephen V. Hooks	44,300	5.21	10/23/13	0		0	40,600	439,698
Curtis Samford	0	0	0	0		0	11,000	119,130
Blain A. Tiffany	3,333	5.21	10/23/13	0		0	15,400	166,782

(1)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2008 by the number of shares of stock.

(2)	Reflects performance shares at the maximum payout level under the 2007-2009 and 2008 -2010 LTIP, which are described in the section titled “Long Term Incentive Compensation” of the Compensation Discussion and Analysis. Mr. Boik’s 2007-2009 and 2008-2010 LTIP awards were partially forfeited as of his employment termination date on July 31, 2008. Under the terms of his Severance Agreement, Mr. Boik will receive a payout of 4,262 shares, equal to a pro-rata portion of his 2007-2009 and 2008-2010 LTIP target opportunity, at the normal payout date.

(3)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2008 by the number of performance shares.

(4)	Mr. Goldberg’s restricted stock will vest 100% on November 3, 2011.

(5)	Mr. Stephens’ restricted stock will vest 100% on December 31, 2009.

Option Exercises and Stock Vested

The table below describes for each named executive officer the amount of stock options exercised and the amount of stock which vested during 2008.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Michael H. Goldberg	0	0	0	0
Scott F. Stephens	0	0	0	0
Lawrence A. Boik	3,333	87,658	0	0
Stephen V. Hooks	0	0	0	0
Curtis Samford	0	0	4,498	48,713
Blaine A. Tiffany	0	0	0	0

Pension Benefits

The table below describes for each named executive officer the number of years of credited service and the estimated present value of the accumulated benefit under the Pension Plan and SERP. Mr. Stephens does not participate in the Pension Plan or SERP. Under the Pension Plan and SERP, the benefits are computed on the basis of straight-life annuity amounts. No payments of pension benefits were made to any of the named executive officers in 2008. The Company does not have a policy of granting extra pension service. For a description of the Company’s pension plan and SERP see the “Retirement Benefits” and “401(k) Plan” section of the Compensation Discussion and Analysis.

		Number of	Present Value of
		Years Credited	Accumulated Benefit
Name	Plan Name	Service (#)	($)(1)(2)

Michael H. Goldberg	Salaried Employees Pension Plan	2.4	32,915
	Supplemental Pension Plan	2.4	119,659
Lawrence A. Boik	Salaried Employees Pension Plan	4.8	54,623
	Supplemental Pension Plan	4.8	44,358
Stephen V. Hooks	Salaried Employees Pension Plan	35.6	984,702
	Supplemental Pension Plan	35.6	1,141,080
Blaine A. Tiffany	Salaried Employees Pension Plan	7.8	87,847
	Supplemental Pension Plan	7.8	22,870
Curtis Samford	Salaried Employees Pension Plan	0.3	559
	Supplemental Pension Plan	0.3	8,317

(1)	The material assumptions used for this calculation are as described in Footnote 5 to the Company’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and are incorporated herein by reference.

(2)	Contributions and benefits under the Company’s Salaried Employee Pension Plan and Supplemental pension Plan were frozen as of June 30, 2008.

Nonqualified Deferred Compensation

The table below provides information on the non-qualified deferred compensation plan that our named executive officers participated in during 2008. Messrs. Stephens and Samford did not participate in the non-qualified deferred compensation plan in 2008. For a description of the Company’s non-qualified deferred compensation plan see the “Deferred Compensation” section of the Compensation Discussion and Analysis.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	in Last Fiscal	Withdrawals/	Last Fiscal
	Year	Year	Year	Distributions	Year End
Name	($)(1)	($)(2)	($)	($)	($)

Michael H. Goldberg	59,124	21,055	(16,398)	0	63,701
Lawrence A. Boik	10,921	13,028	(41,395)	0	93,752
Stephen V. Hooks	73,072	30,688	(178,150)	0	432,743
Blain Tiffany	311	6,204	(2,961)	0	9,421

(1)	Executive contributions represent deferral of base salary and bonus paid during 2008, which amounts are also disclosed in the 2008 Salary column and the 2007 Bonus and Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	All Company contributions to the Deferred Plan are included as compensation in the 2008 Other Compensation column of the Summary Compensation Table.

Employment Agreements

On January 26, 2006, the Company entered into an employment/noncompetition agreement with Mr. Goldberg. The Committee believes the agreement is valuable because it confirms the mutual understanding of the Company and Mr. Goldberg with respect to the terms of employment and provides for certain post-employment restrictions. Material terms of the agreements include:

(i) The term of the contract continues from year to year until terminated by either Mr. Goldberg or the Company at which time Mr. Goldberg will receive benefits as stated in the Agreement.

(ii) A minimum base salary is guaranteed ($450,000).

(iii) Mr. Goldberg received a $15,000 signing bonus.

(iv) Mr. Goldberg is eligible to participate in the Company’s compensation and benefit programs, with a guaranteed payout (50%) under the Short Term Incentive Plan in 2006.

(v) Mr. Goldberg was allocated a 45,000 performance shares grant for the 2005-2007 performance period under the LTIP.

(vi) The Agreements provide for different severance benefits depending on who initiates the termination, the Company or Mr. Goldberg, and the nature of the termination, change in control, voluntary resignation, termination with or without cause (as defined in the Agreement).

(vii) Continued participation for (a) 24 months or (b) until the date on which Mr. Goldberg begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination, at the Company’s expense; and

(viii) Restrictions relating to confidentiality and non-disclosure:

a) Agreement by Mr. Goldberg not to compete with the Company for one year post-employment;

b) Agreement by Mr. Goldberg not to solicit business from the Company’s business associates for one year post employment; and

c) Agreement by Mr. Goldberg not to solicit Company employees for two years post employment.

(ix) Payment for relocation expenses with a gross-up payment for any income taxes which may be imposed on the reimbursed relocation expenses.

If Mr. Goldberg’s employment had been terminated by the Company without cause on December 31, 2008, then under this agreement, Mr. Goldberg would have been entitled to $1,196,584 in severance benefits. If Mr. Goldberg’s employment had been terminated by the Company with cause on December 31, 2008, then under this agreement, there would be no severance benefit and Mr. Goldberg would have been entitled only to the prorated benefits earned to the date of termination.

Severance Agreements

Mr. Hooks has a severance agreement which commenced on August 9, 2007 and terminates on August 9, 2009, automatically renewable on a year to year basis unless either party notifies the other of an election not to renew at least 30 days prior to the end of the then current term. It provides that if Mr. Hooks’ employment is terminated without cause by the Company or by Mr. Hooks for good reason (as defined in the agreement), then Mr. Hooks shall be entitled to receive:

(i) a lump sum payment equal to his current annual base salary;

(ii) the prorated Short Term Incentive Plan payment for the year of termination based upon the target incentive payout, paid at the normal payout date;

(iii) the LTIP performance stock granted but not awarded pursuant to the Company’s 2005 to 2007 long term incentive plan, initiated on January 1, 2005 and terminating December 31, 2007, based upon, at his election, the basis of the actual (rather than the target) long term incentive award;

(iv) the prorated LTIP award granted but not yet paid for the year of termination and any prior period not completed, at his election, upon target or actual performance level, paid at the normal payout date;

(v) continued participation, provided Mr. Hooks made an election under COBRA, for (a) 12 months or (b) until the date on which Mr. Hooks begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination, at the Company’s expense; and

(vi) use of the Company’s leased automobile for a period beginning on the termination date and ending (a) 12 months after the date of termination or (b) on the date on which Mr. Hooks begins employment with another employer, whichever occurs first.

If Mr. Hooks’ employment had been terminated on December 31, 2008 without cause or by Mr. Hooks for good reason, then under this agreement, Mr. Hooks would have been entitled to $673,349 in severance benefits.

Mr. Stephens has a severance agreement which commenced on July 24, 2008 and terminates on July 24, 2009, automatically renewable on a year to year basis unless either party notifies the other of an election not to renew at least 30 days prior to the end of the then current term. It provides that if Mr. Stephens’ employment is terminated without cause by the Company or by Mr. Stephens for good reason (as defined in the agreement), then Mr. Stephens shall be entitled to receive:

(i) a lump sum payment equal to his current annual base salary;

(ii) the prorated Short Term Incentive Plan payment for the year of termination based upon the target incentive payout, paid at the normal payout date;

(iii) the prorated LTIP award granted but not yet paid for the year of termination and any prior period not completed based upon target level, paid at the normal payout date;

(iv) continued participation, provided Mr. Stephens made an election under COBRA, for (a) 12 months or (b) until the date on which Mr. Stephens begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination, at the Company’s expense; and

(v) use of the Company’s leased automobile for a period beginning on the termination date and ending (a) 12 months after the date of termination or (b) on the date on which Mr. Stephens begins employment with another employer, whichever occurs first.

If Mr. Stephens’ employment had been terminated on December 31, 2008 without cause or by Mr. Stephens for good reason, then under this agreement, Mr. Stephens would have been entitled to $574,393 in severance benefits.

Mr. Boik had a severance agreement which commenced on August 9, 2007, and continued until his termination of employment from the Company on July 31, 2008. It provided that if Mr. Boik’s employment was terminated without cause by the Company then Mr. Boik would be entitled to receive:

(i) a lump sum payment equal to his current annual base salary;

(ii) the Short Term Incentive Plan prorated payment for the year of termination based upon, at his election, the target incentive or the actual incentive payout;

(iii) the LTIP performance stock granted but not awarded pursuant to the Company’s Long Term Incentive Plan for 2005 to 2007 performance period, based upon, at his election, the basis of the actual (rather than the target) long term incentive award;

(iv) the prorated LTIP award granted but not yet paid for the year of termination and any prior period not completed, at his election, upon target or actual performance level, paid at the normal payout date;

(v) continued participation, provided Mr. Boik made an election under COBRA, for (a) 12 months or (b) until the date on which Mr. Boik begins employment with another employer, whichever occurs first, for 12 months in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination, at the Company’s expense; and

(vi) use of the Company’s leased automobile for a period beginning on the termination date and ending (a) 12 months after the date of termination or (b) on the date on which Mr. Boik begins employment with another employer, whichever occurs first.

In accordance with the terms of the agreement, Mr. Boik received $362,250 in a lump sum severance payment upon his termination of employment. Mr. Boik will receive a payout of 4,262 LTIP performance shares, equal to a pro-rata portion of his 2007-2009 and 2008-2010 LTIP target opportunity, at the normal payout dates.

Each of Messrs. Samford and Tiffany have a severance agreement which terminates on March 10, 2010 and August 9, 2009, respectively, and which are automatically renewable on a year to year basis unless either party notifies the other of an election not to renew 30 days prior to the anniversary date. It provides that if their employment is terminated without cause by the Company or by the executive for good reason (as defined in the agreement), then the executive shall be entitled to receive:

(i) a lump sum payment equal to his current annual base salary;

(ii) the Short Term Incentive Plan payment for the year of termination based upon the target incentive, prorated for the number of days during the calendar year that the executive was employed by the Company;

(iii) continued participation upon executive’s election under COBRA, for (a) 12 months or (b) the date on which the executive begins employment with another employer, which ever occurs first, in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination, at executive’s expense; and

(iv) use of the Company’s leased automobile for a period beginning on his termination date and ending (a)12 months after the date of termination or (b) the date on which the executive begins employment with another employer, which ever occurs first.

These agreements also provide that in the event that upon a qualifying termination event such that the value of the accelerated vesting of compensation is, for tax purposes, such that the executive would be taxed under Section 4999 of the Internal Revenue Code of 1986, then the payments shall be reduced to the extent required to avoid application of the tax imposed by Section 4999.

If Mr. Samford’s employment had been terminated on December 31, 2008 without cause or by Mr. Samford for good reason, then under this agreement, Mr. Samford would have been entitled to $401,493 in severance benefits. If Mr. Tiffany’s employment had been terminated on December 31, 2008 without cause or by Mr. Tiffany for good reason, then under this agreement, Mr. Tiffany would have been entitled to $389,822 in severance benefits.

Change in Control Agreements

On January 26, 2006, the Company and Mr. Goldberg entered into a Change of Control Agreement. Under this agreement, if there is a change of control of the Company and after the date of such change of control:

(i) Mr. Goldberg’s duties and responsibilities have been substantially changed or reduced,

(ii) Mr. Goldberg has been relocated outside the Chicago metropolitan area, or

(iii) Mr. Goldberg’s compensation has been reduced, and

within 24 months of the change of control event Mr. Goldberg resigns or is terminated, the Company will provide certain benefits to Mr. Goldberg. The benefits include:

(i) a lump sum cash payment in the amount of two times the sum of Mr. Goldberg’s base salary as of the date of the change of control and target incentive compensation for that same year,;

(ii) the number of performance shares granted but not awarded to Mr. Goldberg under the LTIP as of the end of performance cycle multiplied by a fraction, the numerator of which shall be the number of whole months completed by Mr. Goldberg and the denominator of which is the total number of months in the performance cycle;

(iii) all equity compensation awards shall vest;

(iv) coverage, at the Company’s expense, under all of the Company’s health plans shall continue for (a) 24 months or (b) until the date on which Mr. Goldberg begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination;

(v) an additional retirement benefit equal to the actuarial equivalent of the additional amount that Mr. Goldberg would have earned in 3 additional continuous years of service, to be paid in a lump sum at normal retirement age;

(vi) a pro-rata target incentive compensation/bonus payment for the year of termination;

(vii) accrued vacation through the date of termination; and

(viii) all other benefits in accordance with applicable plans.

If the triggering events under this agreement had occurred as of December 31, 2008, Mr. Goldberg would have been entitled to $1,935,549 in severance benefits.

In August 2007, the Board approved change in control agreements with key executives which include Messrs. Boik, Hooks, Stephens, Samford and Tiffany. The Company believes these agreements are valuable for shareholders, as they provide for continuity and retention of the named executives services in potentially unstable situations. These agreements provide for severance benefits in the event there is a change in control of the Company and within 24 months thereafter,

(i) the executive’s duties and/or responsibilities have been substantially changed or reduced or the executive has been transferred or relocated or the executive’s compensation has been reduced and

(ii) the executive terminates employment with the Company within 6 months after providing notice to the Company of the existence of the conditions potentially causing good cause, or the executive’s employment is terminated by the Company for any reason other than for cause, death or disability.

In this instance, in the case of Messrs. Boik, Hooks and Stephens, the executive becomes entitled to the following:

(i) a lump sum cash payment in the amount equal to two times the executive’s base salary immediately prior to the termination date,

(ii) a prorated portion of earned and unpaid bonuses as of the termination date,

(iii) a lump sum cash payment in an amount equal to the prorated long term incentive award due,

(iv) continued participation, provided the executive made an election under COBRA, for (a) 12 months or (b) until the date on which executive begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he or his eligible dependents were participating at the date of termination, at executive’s expense,

(v) use of the Company’s leased automobile for a period beginning on his termination date and ending (a)12 months after the date of termination or (b) the date on which the executive begins employment with another employer, which ever occurs first, and

(vi) if the executive is vested in the Company’s tax-qualified defined benefit plan at the time his employment terminates, an additional retirement benefit equal to the actuarial equivalent of the additional amount that the executive would have earned in 3 additional continuous years of service, to be paid in a lump sum at normal retirement age.

In the case of Messrs. Samford and Tiffany, the executive becomes entitled to the following:

(i) a lump sum cash payment in the amount equal to one times the executive’s base salary immediately prior to the termination date,

(ii) a prorated portion of earned and unpaid bonuses as of the termination date,

(iii) a lump sum cash payment in an amount equal to the prorated long term incentive award due,

(iv) continued participation, provided the executive made an election under COBRA, for (a) 12 months or (b) until the date on which executive begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he or his eligible dependents were participating at the date of termination, at executive’s expense, and

(v) use of the Company’s leased automobile for a period beginning on his termination date and ending (a)12 months after the date of termination or (b) the date on which the executive begins employment with another employer, which ever occurs first.

These agreements also provide, in the case of Messrs. Boik, Hooks and Stephens, that in the event that upon a change in control, such that the value of the accelerated vesting of compensation is, for tax purposes, such that the executive would be taxed under Section 4999 of the Internal Revenue Code of 1986, then the executive may choose to elect as his benefit:

(ii) three times the executive’s base amount less one dollar; or

(iii) the amount which yields the executive the greatest after-tax amount of payments under the change of control agreement after taking into account all applicable taxes on the payments.

In the case of Messrs. Samford and Tiffany, the agreements provide that in the event that upon a change in control, such that the value of the accelerated vesting of compensation is, for tax purposes, such that the executive would be taxed under Section 4999 of the Internal Revenue Code of 1986, then the payments will be reduced to the extent required to avoid application of the tax imposed by Section 4999.

If the triggering events under the change in control agreement had occurred as of December 31, 2008, Mr. Stephens would have been entitled to $884,393 in severance benefits, Mr. Hooks would have been entitled to $1,115,243 in severance benefits, Mr. Samford would have been entitled to $641,493 in severance benefits, and Mr. Tiffany would have been entitled to $621,822 in severance benefits. Mr. Boik was not employed by the Company at December 31, 2008.

Equity Compensation Plan Information

This table provides information regarding the equity authorized for issuance under our equity compensation plans as of December 31, 2008.

	(a)				(c)
	Number of				Number of Securities
	Securities to be		(b)		Remaining Available for
	Issued Upon		Weighted-Average		Future Issuances Under
	Exercise of		Exercise Price of		Equity Compensation
	Outstanding		Outstanding		Plans (Excluding
	Options, Warrants		Options, Warrants		Securities Reflected in
Plan Category(1)	and Rights		and Rights		Column (a))

Equity compensation plans approved by security holders	860,014	(2)	$11.49	(3)	1,963,545
Equity compensation plans not approved by security holders(4)	27,333		N/A	(5)	N/A	(6)
Total	887,347		N/A		1,963,545

(1)	This table does not include information regarding the Company’s 401(k) Plan.

(2)	This number includes stock options and equity performance share award units granted under the Company’s 1995 Directors Stock Option Plan (“1995 Plan”), 1996 Restricted Stock and Stock Option Plan (“1996 Plan”),

2000 Restricted Stock and Stock Option Plan (“2000 Plan”), and 2004 Restricted Stock, Stock Option and Equity Compensation Plan (“2004 Plan”). As of December 31, 2008, 246,142 stock options awards remain outstanding for shares of common stock reserved for issuance under the 1995 Plan, the 1996 Plan, the 2000 Plan, and the 2004 Plan, and 613,872 equity performance share award units remain outstanding for shares of common stock reserved for issuance under the 2004 Plan. The number of equity performance share award units outstanding represent the maximum number of shares to be awarded under the Company’s Long-Term Incentive Plans for the 2007-2009 and 2008-2010 performance periods. However, in light of the Company’s financial results in 2007 and 2008 and difficult global economic conditions, at this point in time the Company believes it is unlikely that the performance targets established in early 2007 and 2008 will be met for the 2007-2009 and 2008-2010 performance periods, and, therefore, it is unlikely that awards will be paid for these performance periods.

(3)	Equity performance share award units granted under the 2004 Plan do not have an exercise price and are settled for shares of the Company’s common stock on a one-for-one basis based on actual performance compared to target goals. These awards have been disregarded for purposes of computing the weighted-average exercise price.

(4)	The 1986 Directors Deferred Compensation Plan (“Directors Plan”) was not approved by the shareholders. Under the Directors Plan, a director may elect to defer receipt of up to 100% of his or her cash retainer and meeting fees. A director who defers board compensation may select either an interest or a stock equivalent investment option for amounts in the director’s deferred compensation account. Fees deferred in the stock equivalent accounts are divided by the closing price of the Company’s common stock on the day as of which such fees would otherwise have been paid to the director to yield a number of stock equivalent units. The stock equivalent account is credited on the dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend. Disbursement of the stock equivalent unit account may be in shares of Company common stock or in cash as designated by the director. If payment from the stock equivalent unit account is made in shares of the Company’s common stock, the number of shares to be distributed will equal the number of full stock equivalent units held in the director’s account.

(5)	The stock equivalent units granted under the Directors Plan do not have an exercise price and are settled for shares of the Company’s common stock on a one-for-one basis or in cash. These awards have been disregarded for purposes of computing the weighted-average exercise price.

(6)	There is no limit on the number of securities representing stock equivalent units remaining available for issuance under the Directors Plan.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

The Company is providing an Annual Report to stockholders who receive this proxy statement. The Company will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which also contains the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (not including exhibits and documents incorporated by reference), are available without charge to stockholders upon written request to the Company at 3400 N. Wolf Road, Franklin Park, Illinois 60131, Attention: Corporate Secretary.

STOCKHOLDER PROPOSALS

In order for proposals by stockholders to be considered for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2010 annual meeting of stockholders, Maryland Law, the Company’s Bylaws, and SEC and NYSE rules require that any stockholder proposals must be received no later than November 20, 2009. In addition, the Company’s Bylaws require a stockholder who wishes to propose a nominee for election as a director or any other business matter for consideration at the 2010 annual meeting of stockholders to give advance written notice to the Company between December 24, 2009 and January 23, 2010.

Robert J. Perna
Vice President,
General Counsel and Secretary

March 20, 2009

Appendix A

A. M. CASTLE & CO

2008 RESTRICTED STOCK, STOCK OPTION AND EQUITY COMPENSATION PLAN
(amended and restated as of March 5, 2009)

I.	GENERAL

1. Purpose.  The A. M. Castle & Co. 2008 Restricted Stock, Stock Option and Equity Compensation Plan (the “2008 Plan”) has been established by A. M. Castle & Co. (“Castle”) to:

(a) attract and retain key executive, managerial, supervisory and professional employees;

(b) attract and align the interest of directors with the long term interests of Castle and stockholders;

(c) motivate participating employees to put forth their maximum effort for the continued growth of Castle and Subsidiaries;

(d) further identify Participants’ interests with those of Castle’s shareholders; and

(e) provide incentive compensation opportunities which are competitive with those of other corporations in the same industries as Castle and its Subsidiaries;

and thereby promote the long-term financial interest of Castle and its Subsidiaries, including the growth in value of Castle’s equity and enhancement of long-term shareholder return.

2. Effective Date.  The 2008 Plan became effective upon the ratification by the holders of the majority of those shares present in person or by proxy at Castle’s 2008 annual meeting of its shareholders and was amended and restated as of March 5, 2009. The 2008 Plan shall be limited in duration to ten (10) years and, in the event of Plan termination, shall remain in effect as long as any awards under it are outstanding.

3. Definitions.  The following definitions are applicable to the 2008 Plan:

“Board” means the Board of Directors of Castle.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Human Resources Committee and its Subcommittee, or such other committee as may be designated from time to time by the Board comprising of at least three (3) or more members of the Board who are considered “independent” and “disinterested persons” within the meaning of Item 401of Regulation S-K and Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

“Director” means an “independent” (as that term is defined in Item 401 of Regulation S- K of the Securities Exchange Act of 1934 and the New York Stock Exchange Listing Standard) member of Castle’s Board of Directors. All directors shall participate in the 2008 Plan as described in Part III.

“Equity Performance Award” has the meaning ascribed to it in Part V.

“Fair Market Value” of any Stock means, as of any date, the closing market composite price for such Stock as reported for the New York Stock Exchange-Composite Transactions on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.

“Participant” means any Director or employee of Castle or any Subsidiary who is selected by the Committee to participate in the 2008 Plan.

“Related Company” means any corporation during any period in which it is a Subsidiary, or during any period in which it directly or indirectly owns fifty percent (50%) or more of the total combined voting power of all classes of stock of Castle that are entitled to vote.

“Restricted Period” has the meaning ascribed to it in Part IV.

“Restricted Stock” has the meaning ascribed to it in Part IV.

“Stock” means A. M. Castle & Co. common stock.

“Stock Option” means the right of a Participant to purchase Stock pursuant to an Incentive Stock Option or Non-Qualified Option awarded pursuant to the provision of Part II or Part III.

“Subsidiary” means any corporation during any period in which fifty percent (50%) or more of the total combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by Castle.

4. Administration.  The authority to manage and control the operation and administration of the 2008 Plan shall be vested in the Committee. Subject to the provisions of the 2008 Plan, the Committee will have authority to select employees to receive awards of Stock Options and Restricted Stock, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions and other provisions of such awards (including but not limited to the authority to provide that in the event of certain changes in the beneficial ownership of Castle’s Stock fully exercisable and/or vested), and to cancel or suspend awards. In making such award determinations, the Committee may take into account the nature of services rendered by the respective employee, his or her present and potential contribution to Castle’s success, and such other factors as the Committee deems relevant. The Committee is authorized to interpret the 2008 Plan, to establish, amend and rescind any rules and regulations relating to the 2008 Plan, to determine the terms and provisions of any agreements made pursuant to the 2008 Plan and make all other determinations that may be necessary or advisable for the administration of the 2008 Plan. Any interpretation of the 2008 Plan by the Committee and any decision made by it under the 2008 Plan is final and binding on all persons.

5. Participation.  Subject to the terms and conditions of the 2008 Plan, the outside (non-employee) members of Castle’s Board of Directors shall participate in the 2008 Plan and the Committee shall determine and designate from time to time, the key executive, managerial, supervisory and professional employees of Castle and its Subsidiaries who will participate in the 2008 Plan. In the discretion of the Committee, an eligible employee may be awarded Stock Options, Restricted Stock or Equity Performance Awards, and more than one (1) award may be granted to a Participant. Except as otherwise agreed to by Castle and the Participant, any award(s) under the 2008 Plan shall not affect any previous award to the Participant under the 2008 Plan or any other Plan maintained by Castle or its Subsidiaries. The Committee may consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective benefits.

6. Shares Subject to the 2008 Plan.  The shares of Stock with respect to which awards may be made under the 2008 Plan shall be either authorized and unissued shares or issued and outstanding shares (including, in the discretion of the Board, shares purchased in the market). Subject to the provisions of paragraph 10 of this Section I, the number of shares of Stock which may be issued with respect to awards under the 2008 Plan shall not exceed 2,000,000 shares in the aggregate. If, for any reason, any award under the 2008 Plan otherwise distributable in shares of Stock, or any portion of the award, shall expire, terminate or be forfeited or cancelled, or be settled in cash pursuant to the terms of the 2008 Plan and, therefore, any such shares are no longer distributable under the award, such shares of Stock shall again be available for award to an eligible employee (including the holder of such former award) under the 2008 Plan.

7. Compliance with Applicable Laws and Withholding Taxes.  Notwithstanding any other provision of the 2008 Plan, Castle shall have no liability to issue any shares of Stock under the 2008 Plan unless such issuance would comply with all applicable laws and the applicable requirements of the Security Exchange Commission (“SEC”), New York Stock Exchange, or similar entity. Prior to the issuance of any shares of Stock under the 2008 Plan, Castle may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares. In the case of a Participant who is subject to Section 16(a) and 16(b) of the Securities Exchange Act of 1934, the Committee may, at any time, add such conditions and limitations to any election to satisfy tax withholding obligations through the withholding or surrender of shares or Stock as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom. All awards and payments under the 2008 Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of Stock which the Participant already owns, or to which a Participant is otherwise entitled under the 2008 Plan.

8. Transferability.  Stock Options, Equity Performance Award and, during the period of restriction, Restricted Stock awarded under the 2008 Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. Stock Options may be exercised during the lifetime of the Participant only by the Participant.

9. Employment and Shareholder Status.  The 2008 Plan does not constitute a contract of employment and selection as a Participant does not give any employee the right to be retained in the employ of Castle or any Subsidiary. No award under the 2008 Plan shall confer upon the holder thereof any right as a shareholder of Castle prior to the date on which he fulfills all service requirements and other conditions for receipt of shares of Stock. If the redistribution of shares is restricted pursuant to paragraph 7 above, certificates representing such shares may bear a legend referring to such restrictions.

10. Adjustments to Number of Shares Subject to the 2008 Plan.  In the event of any change in the outstanding shares or Stock of Castle by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the aggregate number of shares of Stock with respect to which awards may be made under the 2008 Plan, and the terms and the number of shares of any outstanding Stock Options or Restricted Stock shall be equitably adjusted by the Committee. Any such adjustment in any outstanding option shall be made without change in the aggregate option price applicable to the unexercised portion of such option but with a corresponding adjustment in the price for each share covered by such option as well as the adjustment in the number and kind of Stock Options mentioned above. Adjustments under this paragraph 10 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. In no event shall the exercise price for a Stock Option be adjusted below the par value of such Stock, nor shall any fraction of a share be issued upon the exercise of an option.

11. Agreement with Company.  At any time of any awards under the 2008 Plan, the Committee will require a Participant to enter into an agreement with Castle in a form specified by the Committee, agreeing to the terms and conditions of the 2008 Plan and to such additional terms and conditions, not inconsistent with the 2008 Plan, as the Committee may, in its sole discretion, prescribe.

12. Amendment and Termination of 2008 Plan.  Subject to the following limitation of this paragraph 12, the Board may at any time amend, suspend, or terminate the 2008 Plan. No amendment of the 2008 Plan and, except as provided in paragraph 10 above, no action by the Board or the Committee shall, without further approval of the shareholders of Castle, increase the total number of shares of Stock with respect to which awards may be made under the 2008 Plan or materially amend the Plan. No amendment, suspension, or termination of the 2008 Plan shall alter or impair any Stock Option or Restricted Stock previously awarded under the 2008 Plan without the consent of the holder thereof.

II.	INCENTIVE STOCK OPTIONS

1. Definitions.  The award of an Incentive Stock Option under the 2008 Plan entitles the Participant to purchase shares of Stock at a price fixed at the time the option is awarded, subject to the following terms of this Section II.

2. Eligibility.  The Committee shall designate the Participants to whom Incentive Stock Options, as described in Section 422(b) of the Code or any successor section thereto, are to be awarded under the 2008 Plan and shall determine the number of option shares to be offered to each of them. In no event shall the aggregate Fair Market Value (determined at the time the option is awarded and taking options into account in the order granted) of Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under all Plans of Castle and all Related Companies) exceed One Hundred Thousand Dollars ($100,000).

3. Price.  The purchase price of a share of Stock under each Incentive Stock Option shall be determined by the Committee provided, however, that in no event shall such price be less than the greater of (a) one hundred percent (100%) of the average Fair Market Value for the ten (10) days preceding the date on which the option is granted (one hundred ten percent (110%) of Fair Market Value with respect to Participants who at the time of the award are deemed to own at lest ten percent (10%) of the voting power of Castle); or (b) the par value of a share of Stock on such date. To the extent provided by the Committee, the full purchase price of such share of Stock purchased upon the exercise of any Incentive Stock Option shall be paid in cash or in shares of Stock (valued at Fair

Market Value as of the date of exercise), or in any combination thereof, at the time of such exercise and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto. Notwithstanding the foregoing provisions of this paragraph 3, the Committee may, in its sole discretion, by the terms of the Agreement granting Stock Options to a Participant, or thereafter, permit Incentive Stock Options to be exercised by a Participant through one (1) or more loans from a stock brokerage firm upon assurance from the brokerage firm that any such loans shall be made in accordance with applicable margin requirements.

4. Exercise.  The Committee may impose such rules relating to the time and manner in which Incentive Stock Options may be exercised as the Committee deems appropriate; provided, however, that no Incentive Stock Option may be exercised by a Participant (a) prior to the date on which he completes one continuous year of employment with Castle or any Related Company after the date of the award thereof; or (b) after the Expiration Date applicable to that option.

5. Option Expiration Date.  The “Expiration Date” with respect to an Incentive Stock Option on any portion thereof awarded to a Participant under the 2008 Plan means the earliest of:

(a) the date that is ten (10) years after the date on which the Incentive Stock Option is awarded (five (5) years with respect to Participants who at the time of the award are deemed to own at least ten percent (10%) of the voting power of Castle);

(b) the date, if any, on which the Participant’s continuous employment with Castle and all Related Companies terminates, except in the case of retirement under Castle’s retirement Plan or disability, the third anniversary of the date of such retirement or disability; or

(c) the date established by the Committee, or the date determined under a method established by the Committee, at the time of the award.

All rights to purchase shares of Stock pursuant to an Incentive Stock Option shall cease as of such option’s Expiration Date.

III.  NON-QUALIFIED STOCK OPTIONS

1. Definition.  The award of a Non-Qualified Stock Option under the 2008 Plan entitles the Participant to purchase shares of Stock at a price fixed at the time the option is awarded, subject to the following terms of this Section III.

2. Eligibility.  The Committee shall designate the Participants to whom Non-Qualified Stock Options are to be awarded under the 2008 Plan and shall determine the number of option shares to be offered to each of them. Each Director who is a member of Castle’s Board of Directors on the date of Castle’s annual shareholders meeting in 2008, and each anniversary thereof (or if such date is not a business day, the first business day thereafter) shall on such date be granted an option to purchase 5,000 shares, or such other amount of shares not to exceed 10,000, as the Committee may determine, no later than January 31st of that year.

3. Price.  The purchase price of a share of Stock under each Non-Qualified Stock Option shall be determined by the Committee; provided however, that in no event shall such price be less than the greater of (a) one hundred percent (100%) of the average Fair Market Value for the ten (10) days preceding the date on which the option is granted of a share of Stock of the date the option is granted; or (b) the par value of a share of such Stock on such date. To the extent provided by the Committee, the full purchase price of each share of Stock purchased upon the exercise of any Non-Qualified Stock Option shall be paid in cash or in shares of Stock (valued at Fair Market Value as of the day of exercise), or in any combination thereof, at the time of such exercise and; as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto. Notwithstanding the foregoing provisions of this paragraph 3, the Committee may, in its sole discretion, by the terms of the Agreement granting Non-Qualified Stock Options permit Non-Qualified Stock Options to be exercised by a Participant through one (1) or more loans from a stock brokerage firm upon assurance from the brokerage firm that any such loans shall be made in accordance with applicable margin requirements. Upon the exercise of an option or part thereof, the full option price of the Stock purchased pursuant to the exercise of a stock option together with any required state or federal withholding taxes shall be paid in the form of: (a) cash, certified check, bank draft or postal or express money order made payable to the order of Castle; or (b) Common Stock at the Fair Market Value.

4. Exercise.  The Committee may impose such rules relating to the time and manner in which Non-Qualified Stock Options may be exercised as the Committee deems provided, however, that no Non-Qualified Stock Option may be exercised by a Participant (a) prior to the date on which the Participant completes one (l) continuous year of employment with Castle or any Related Company after the date of the award thereof, or in the case of a director, on the first anniversary of the date of the award; or (b) after the Expiration Date applicable to that option.

5. Option Expiration Date.  The “Expiration Date” with respect to a Non-Qualified Stock Option or any portion thereof awarded to a Participant under the 2008 Plan means the earliest of:

(a) the date that is ten (10) years after the date on which the Non-Qualified Option is awarded;

(b) the date, if any, on which the Participant’s continuous employment with Castle and all Related Companies terminates, except in the case of retirement under Castle’s retirement Plan or disability, the third anniversary of the date of such retirement or disability.

(c) the date established by the Committee, or the date determined under a method established by the Committee, at the time of the award.

(d) in the case of a Director, the date the Director resigns from the Board of Directors, or in the event the Director retires, at or after attaining Board of Directors retirement age, or becomes disabled, the third anniversary of such retirement or disability.

All rights to purchase shares of Stock pursuant to a Non-Qualified Stock Option shall cease as of such option’s Expiration Date.

IV.	RESTRICTED STOCK

1. Definition.  Restricted Stock awards are grants of Stock to Participants, the vesting of which is subject to a required period of employment and any other conditions established by the Committee, subject to the following terms of this Section IV.

2. Eligibility.  The Committee shall designate the Participants to whom Restricted Stock is to be awarded under the number of shares of Stock that are subject to the award

3. Terms and Conditions of Awards.  All shares of Restricted Stock awarded to Participants under the 2008 Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent with the 2008 Plan, as shall be prescribed by the Committee in its sole discretion and as shall be contained in the Agreement referred to in paragraph 11 of Section I.

(a) Restricted Stock awarded to Participants may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, for a period determined by the Committee after the time of the award of such stock (the “Restricted Period”). Except for such restrictions, the Participant as owner of such shares shall have all the rights of a shareholder, including but not limited to the right to vote such shares and, except as otherwise provided by the Committee, the right to receive all dividends paid on such shares.

(b) The Committee may, in its discretion, at any time after the date of the award of Restricted Stock adjust the length of the Restricted Period to account for individual circumstances of a Participant or group of Participants, but in no case shall the length of the Restricted Period be less than one (1) year.

(c) Except as otherwise determined by the Committee in its sole discretion, a Participant whose employment with Castle and all Related Companies terminates prior to the end of the Restricted Period for any reason shall forfeit all shares of Restricted Stock remaining subject to any outstanding Restricted Stock award.

(d) Each certificate issued in respect of shares of Restricted Stock awarded under the 2008 Plan shall be registered in the name of the Participant and, at the discretion of the Committee, each such certificate may be deposited in a bank designated by the Committee. Each such certificate shall bear the following (or a similar) legend;

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the A. M. Castle & Co. 2008 Restricted Stock and Stock Option Plan and an agreement entered into between the registered owner and A. M. Castle & Co. A copy of such Plan and agreement is on file in the office of the Secretary of A. M. Castle & Co., 3400 N. Wolf Road, Franklin Park, Illinois 60131.”

(e) At the end of the Restricted Period for Restricted Stock, such Restricted Stock will be transferred free of all restrictions to the Participant (or his or her legal representative, beneficiary or heir).

V.	EQUITY PERFORMANCE AWARDS

1. Definition.  Equity Performance Awards (“P-Awards”) are grants of Stock Appreciation Rights (SAR), phantom stock, stock and cash, the vesting of which is subject to a required period of employment, the attainment of certain designated measures of Company or personal performance objectives and any other conditions established by the Committee, subject to the following terms of this Section V.

2. Eligibility.  The Committee shall designate the Participants to whom P-Awards are to be awarded and the number of shares of Stock that underlay or are contingent on the P-Awards and any stock delivered pursuant thereto.

3. Terms and Conditions of Awards.  All Participants under the 2008 Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent with the 2008 Plan, as shall be prescribed by the Committee in its sole discretion and as shall be contained in the Agreement referred to in paragraph 11 of Section I.

(a) Equity Performance Awards (“P-Awards”) shall have performance measures designated by the Committee based in whole or part among any or a combination of the following: gross profit on sales, material gross profit (gross profit on material portion of sales), DSO (days sales outstanding on receivables), DSI (days sales outstanding on inventory), working capital employed, purchase variance, delivery variance, sales, earnings, earnings per share, pre-tax earnings, share price (including, but not limited to, total shareholder return, relative total shareholder return and other measures of shareholder value creation), return on equity, return on investments, and asset management, and may include or exclude specified items of an unusual, non-recurring or extraordinary nature including, without limitation, changes in accounting methods, changes in inventory methods, changes in corporate taxation, unusual accounting gains and losses, changes in financial accounting standards or other extraordinary events causing dilution or diminution in Castle’s earnings. Performance objectives need not be the same for all participants, and may be established for Castle as a whole or for its various groups, divisions, subsidiaries and affiliates. The Committee at the time of establishing performance objectives, may establish a minimum performance target and provide for reduced payment if the performance objective is not achieved but the minimum performance target is met.

(b) The period for performance for P-Awards may not be less than three (3) years, subject to acceleration upon a change of control.

(c) P-Awards to Participants may not be sold, assigned, transferred, pledged or otherwise encumbered.

(d) The Committee may, in its discretion, at any time after the date of the P-Award adjust the length of the designated period a Participant must hold any stock delivered in accordance with the vesting of an award to account for individual circumstances of a Participant or group of Participants, but in no case shall the length of such period be less than one (1) year.

(e) Except as otherwise determined by the Committee in its sole discretion, a Participant whose employment with Castle and all Related Companies terminates prior to the end of any vesting period or fails to achieve the performance objective for any reason shall forfeit all P-Awards remaining subject to any non-vested/unattained performance objectives.

(f) Upon attainment of the designated performance measures the P-Award will fully vest and not be forfeited. Payment will be made in cash, stock or other equity based property or any combination thereof.

ANNUAL MEETING OF STOCKHOLDERS OF
A. M. CASTLE & CO.
April 23, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, Annual Report to Stockholders and proxy card are available at http://www.amcastle.com/investors/default.aspx
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
¯    Please detach along perforated line and mail in the envelope provided.   ¯
■    21130000000000000000 9                                              042309

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1.	Election of Directors:				2.	Vote to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm.	☐	☐	☐

		NOMINEES:
☐	FOR ALL NOMINEES	O O O O O O O O O O O	Brian P. Anderson Thomas A. Donahoe Ann M. Drake Michael. H. Goldberg William K. Hall Robert S. Hamada Patrick J. Herbert, III Terrence J. Keating Pamela Forbes Lieberman John McCartney Michael Simpson		3.	Vote to approve the material terms of the performance measurements set forth in our 2008 Restricted Stock, Stock Option and Equity Compensation Plan.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The appointed proxies cannot vote your shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Election of each of the nominees as Directors and FOR each of the above proposals.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in    partnership name by authorized person.

■
     ■

ANNUAL MEETING OF STOCKHOLDERS OF
A. M. CASTLE & CO.
April  23, 2009

PROXY VOTING INSTRUCTIONS

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote by phone until 11:59 PM EST the day before the meeting.
MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, Annual Report to Stockholders and proxy card are available at
http://www.amcastle.com/investors/default.aspx
¯   Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.   ¯
■ 21133000000000000000    6                                                                           042309

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:		NOMINEES:		2.	Vote to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm.	☐	☐	☐
		O	Brian P. Anderson
☐	FOR ALL NOMINEES	O	Thomas A. Donahoe
		O	Ann M. Drake	3.	Vote to approve the material terms of the performance measurements set forth in our 2008 Restricted Stock, Stock Option and Equity Compensation Plan.	☐	☐	☐
☐	WITHHOLD AUTHORITY	O	Michael. H. Goldberg
	FOR ALL NOMINEES	O	William K. Hall
☐	FOR ALL EXCEPT (See Instructions below)	O	Robert S. Hamada
		O O O O O	Patrick J. Herbert, III Terrence J. Keating Pamela Forbes Lieberman John McCartney Michael Simpson

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The appointed proxies cannot vote your shares unless you sign and return this card.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:			●

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Election of each of the nominees as Directors and FOR each of the above proposals.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

0
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
A. M. CASTLE & CO.
Annual Meeting of Stockholders on April 23, 2009
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
     The undersigned hereby constitutes and appoints Scott F. Stephens and Robert J. Perna, and each of them, his true and lawful agents and proxies with full power of substitution in each, to attend the Annual Meeting of Stockholders of A. M. Castle & Co. to be held at the office of the Company, 3400 North Wolf Road, Franklin Park, Illinois at 10:00 a.m., Central Daylight Savings Time, on Thursday, April 23, 2009, and at any adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.
THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR BOARD OF DIRECTORS AND “FOR” EACH PROPOSAL AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
(Continued and to be signed on the reverse side)

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